                 AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT


                             dated as of August 15, 1994


                                        among

                            SCHULLER FUNDING CORPORATION,

                            SCHULLER INTERNATIONAL, INC.,

                      THE FINANCIAL INSTITUTIONS LISTED HEREIN,
                                      as Buyers,

                            MORGAN GUARANTY TRUST COMPANY
                                     OF NEW YORK,
                               as Administrative Agent
                                         and

                                J.P. MORGAN DELAWARE,
                         as Structuring and Collateral Agent

                                  TABLE OF CONTENTS

                                                                      Page
                                                                      ----

                                  ARTICLE I

                                 DEFINITIONS
1.01.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . .   1
1.02.  UCC Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                  ARTICLE II

                     PURCHASES, COLLECTIONS AND PAYMENTS

2.01.  Sale and Assignment . . . . . . . . . . . . . . . . . . . . . .  24
2.02.  Incremental Purchases . . . . . . . . . . . . . . . . . . . . .  26
2.03.  Tranches; Yield Accrual Periods; Yield Rates. . . . . . . . . .  27
2.04.  Accounts and Collections. . . . . . . . . . . . . . . . . . . .  28
2.05.  Pre-Termination Procedures; Reinvestment. . . . . . . . . . . .  31
2.06.  Post-Termination Procedures . . . . . . . . . . . . . . . . . .  33
2.07.  Fees; Servicer's Compensation . . . . . . . . . . . . . . . . .  35
2.08.  Optional Reduction of Commitments . . . . . . . . . . . . . . .  36
2.09.  Payments Under Certain Circumstances. . . . . . . . . . . . . .  36
2.10.  Payments and Computations . . . . . . . . . . . . . . . . . . .  37
2.11.  Change in Circumstances-Unavailability. . . . . . . . . . . . .  38
2.12.  Change in Circumstances-Illegality. . . . . . . . . . . . . . .  38
2.13.  Funding Losses. . . . . . . . . . . . . . . . . . . . . . . . .  39
2.14.  Extension of Expiration Date. . . . . . . . . . . . . . . . . .  40
2.15.  Information Regarding the Receivables . . . . . . . . . . . . .  40

                                 ARTICLE III

                  CONDITIONS TO EFFECTIVENESS AND PURCHASES

3.01.  Conditions to Effectiveness . . . . . . . . . . . . . . . . . .  42
3.02.  Conditions to Incremental Purchases and
          Reinvestment . . . . . . . . . . . . . . . . . . . . . . . .  46

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

4.01.  General Representations and Warranties of SFC . . . . . . . . .  46
4.02.  Representations and Warranties of SFC With
          Respect to Each Sale of Interests in Receivables . . . . . .  49
4.03.  General Representations and Warranties of the
          Servicer . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                                      Page
                                                                      ----

                                  ARTICLE V

                                  COVENANTS

5.01.  Affirmative Covenants of SFC. . . . . . . . . . . . . . . . . .  54
5.02.  Negative Covenants of SFC . . . . . . . . . . . . . . . . . . .  58
5.03.  Covenants of the Servicer . . . . . . . . . . . . . . . . . . .  61
5.04.  Administration  of  Purchased  Receivables. . . . . . . . . . .  66
5.05.  Protection of Purchased Interest. . . . . . . . . . . . . . . .  67

                                  ARTICLE VI

                      TERMINATION AND SERVICING TRANSFER

6.01.  Termination Events. . . . . . . . . . . . . . . . . . . . . . .  68
6.02.  Consequences of a Termination Event . . . . . . . . . . . . . .  71
6.03.  Servicing Transfer. . . . . . . . . . . . . . . . . . . . . . .  72

                                 ARTICLE VII

                                  THE AGENTS

7.01.  Appointment and Authorization . . . . . . . . . . . . . . . . .  72
7.02.  Agent and Affiliates. . . . . . . . . . . . . . . . . . . . . .  72
7.03.  Action by Agents. . . . . . . . . . . . . . . . . . . . . . . .  73
7.04.  Consultation with Experts . . . . . . . . . . . . . . . . . . .  73
7.05.  Liability of Agents . . . . . . . . . . . . . . . . . . . . . .  73
7.06.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  73
7.07.  Purchase Decision . . . . . . . . . . . . . . . . . . . . . . .  73
7.08.  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . .  74
7.09.  Direction by Required Buyers. . . . . . . . . . . . . . . . . .  74

                                 ARTICLE VIII

                                MISCELLANEOUS

8.01.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
8.02.  Indemnity for Taxes, Reserves and Expenses. . . . . . . . . . .  75
8.03.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
8.04.  Holidays. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
8.05.  Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
8.06.  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  79
8.07.  Term of Agreement . . . . . . . . . . . . . . . . . . . . . . .  79
8.08.  No Implied Waiver; Cumulative Remedies. . . . . . . . . . . . .  79
8.09.  No Discharge. . . . . . . . . . . . . . . . . . . . . . . . . .  80
8.10.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
8.11.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  80
8.12.  Governing Law; Submission to Jurisdiction . . . . . . . . . . .  80
8.13.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . .  81
8.14.  Prior Understandings. . . . . . . . . . . . . . . . . . . . . .  81
8.15.  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
8.16.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  81
8.17.  Sharing of Set-offs . . . . . . . . . . . . . . . . . . . . . .  81

                                                                      Page
                                                                      ----

8.18.  Successors and Assigns. . . . . . . . . . . . . . . . . . . . .  82
8.19.  Payments Set Aside. . . . . . . . . . . . . . . . . . . . . . .  82
8.20.  Financial Accommodation . . . . . . . . . . . . . . . . . . . .  83
8.21.  No Bankruptcy Petition Against SFC. . . . . . . . . . . . . . .  83
8.22.  Tax Forms . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
8.23.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  83
8.24.  Amounts Available for Expenses, Taxes, Reserves
          and Indemnity. . . . . . . . . . . . . . . . . . . . . . . .  84
8.25.  Notices to Standard & Poor's. . . . . . . . . . . . . . . . . .  85


                            Schedules and Exhibits

Schedule 1  Qualified Banks;  Collection Account and
              Lockbox Information


Exhibit  A       Form of Buyer's Certificate
Exhibit  B       Form of Purchase Notice for Incremental Purchase
Exhibit  C       Form of Yield Accrual Period Selection Notice
Exhibit  D       Form of Daily Report
Exhibit  E       Form of Monthly Report
Exhibit  F       Form of Lockbox/Collection Account Transfer Letters
Exhibits G-1     Form of Opinions of Counsel to SFC
 G-2, G-3          and Schuller
 and  G-4
Exhibit  H       Credit and Collection Policy
Exhibit  I       Form of Purchase and Sale Agreement
Exhibit  J       Form of Parent Note
Exhibit  K       Form of Parent Resolutions
Exhibit  L       Form of officer's Certificate
Exhibit  M       Information regarding Chief Executive Office,
                   Etc. pursuant to Section 4.01(f)
Exhibit  N       Information regarding Litigation
Exhibit  0       Lockbox Servicing Instructions

                 AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT


         AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of
August 15, 1994, among SCHULLER FUNDING CORPORATION ("SFC"), a Delaware corporation, the financial institutions listed on the signature pages hereof, as Buyers, SCHULLER INTERNATIONAL, INC. ("SCHULLER"), a Delaware corporation, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent and J.P. MORGAN DELAWARE, a Delaware banking corporation, as Structuring and Collateral Agent.

                                       RECITALS

         WHEREAS, SFC, certain of the Buyers, Morgan Guaranty Trust Company of New York, as Letter of Credit Issuing Bank and Agent Bank and J.P. Morgan Delaware, as Collateral Agent, are parties to a Receivables Purchase Agreement dated as of April 15, 1992 (the "EXISTING RECEIVABLES PURCHASE AGREEMENT");

         WHEREAS, in order to make certain amendments and modifications to the Existing Receivables Purchase Agreement, SFC, the Buyers, the Administrative Agent (as defined below) and the Collateral Agent (as defined below) wish to amend and restate the Existing Receivables Purchase Agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree that, effective upon the satisfaction of the conditions precedent specified in Article III hereof (the date upon which such conditions are satisfied being herein called the "CLOSING DATE"), the Existing Receivables Purchase Agreement is hereby amended and restated to read in its entirety as set forth herein:


                                      ARTICLE I

                                     DEFINITIONS

         1.01. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

         "A-RATED OBLIGOR" means, during any Report Month, an Obligor whose outstanding senior unsecured short-term debt securities were rated A-1 or higher by S&P as of the end of the immediately preceding Report Month.

         "ADJUSTED AGGREGATE NET INVESTMENT" means, at any time, Aggregate Net Investment at such time less the Allocated ANI at such time.

         "ADJUSTED BUYERS' INTEREST" means, at any time, a percentage equal to the following:

                               (AANI + YR) x (1 + ARP)
                               -----------------------
                                         NPB

    where:

    AANI =    Adjusted Aggregate Net Investment

    YR   =    Yield Reserve

    ARP  =    Adjusted Reserve Percentage

    NPB  =    Net Pool Balance.

         "ADJUSTED CD RATE" applicable to any Yield Accrual Period means a rate per annum equal to the following:


                              []   CDR   ]*  +  AR
                              -----------
                              (1.00 - DRP)

    where:

    CDR  =    the CD Rate

    DRP  =    the Domestic Reserve Percentage

    AR   =    the Assessment Rate

    ------------------
    * The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%.

         "ADJUSTED LONDON INTERBANK OFFERED RATE" applicable to any Yield Accrual Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing
    (i) the applicable London Interbank offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

         "ADJUSTED RESERVE PERCENTAGE" means the greater of (i) (x) 23% divided by (y) 1.00 minus 23% and (ii) (x) Total Reserve Percentage divided by (y)
    1.00 minus the Total Reserve Percentage.

         "ADMINISTRATIVE AGENT" means Morgan Guaranty as administrative agent for the Buyers, and its successors and assigns in such capacity.

         "ADVERSE INTEREST", as to any assets owned by any Person, means any Lien on, or any other claim or interest of any other Person in, such asset.

         "AFFILIATE" means, with respect to a Person, any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGENT" means the Administrative Agent or the Collateral Agent.

         "AGGREGATE NET INVESTMENT" means, at any time, (i) the sum of the Purchase Price theretofore paid to SFC by advances of Dollars by the Buyers less (ii) the aggregate amount received (and not rescinded or otherwise returned or restored) by the Buyers to reduce such Aggregate Net Investment pursuant to Sections 2.05 and 2.06.

         "AGGREGATE UNPAIDS" means, at any time, an amount equal to the sum of
    (i) the aggregate accrued and unpaid Yield at such time, (ii) the Aggregate Net Investment at such time, (iii) all Commitment Fees accrued and unpaid hereunder at such time and (iv) all Other Expenses owed (whether then due or only accrued) hereunder at such time.

         "AGREEMENT" means this Receivables Purchase Agreement, as amended and supplemented from time to time.

         "ALLOCATED ANI" means, at any time, the amount on deposit in the Cash Collateral Account in respect of Aggregate Net Investment at such time.

         "ASSESSMENT RATE" means for any day the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

         "AVAILABLE COLLECTIONS" means, on any Business Day, (i) the amount of the Remainder calculated on such Business Day plus (ii) Allocated ANI at the opening of business on such Business Day.

         "AVAILABLE COMMITMENT" means, at any time, the total Commitments of the Buyers at such time MINUS the Aggregate Net Investment at such time.

         "BASE RATE" means (subject to the definition of "Yield Rate"), for any day, the sum of (i) the higher of (x) the Prime Rate in effect for such day and (y) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the New York Business Day next succeeding such day, (or if such day is not a New York Business Day, the rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day or, if no such rate is published on such next succeeding New York Business Day, the average rate quoted to Morgan Guaranty on such day for such transactions as determined by the Administrative Agent) plus one-half of one percent (1/2%) and (ii) for any day from and including the Closing Date to but not including the date on which (A) a Termination Event of the type specified in Section 6.01(a) or 6.01(b) shall occur, or (B) the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 6.02, or (C) an Event of Bankruptcy occurs with respect to SFC, Schuller or the Servicer, 0% per annum and, thereafter, 2.0% per annum; "New York Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required to close in New York City.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, public holiday under the Laws of the State of New York, the State of Colorado, the State of Illinois, the State of Delaware or the Commonwealth of Pennsylvania or any other day on which banking institutions are authorized or required to close in New York City.

         "BUYERS" means the financial institutions listed on the signature pages hereof as Buyers and any assignees thereof pursuant to Section 8.18.

         "BUYER'S CERTIFICATE" means each certificate issued to a Buyer substantially in the form of Exhibit A.

         "BUYERS' INTEREST" means, at any time, a percentage equal to the following:

                                (ANI + YR) x (1 + ARP)
                                ----------------------
                                         NPB

    where:

    ANI  =    Aggregate Net Investment

    YR   =    Yield Reserve

    ARP  =    Adjusted Reserve Percentage

    NPB  =    Net Pool Balance

    ; PROVIDED that at any time on and after the Termination Date until (and including) the Final Payment Date, the Buyers' Interest shall be equal to, at any time of determination, the greater of (i) the Buyers' Interest calculated as provided above at the close of business on the Business Day preceding the Termination Date, and (ii) the Buyers' Interest calculated as provided above. Notwithstanding the foregoing computation, the Buyers' Interest shall not exceed 100%.

         "CAPITALIZED LEASE" of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "CASH COLLATERAL ACCOUNT" has the meaning given to such term in
    Section 2.04 hereof.

         "CASH COLLATERAL ACCOUNT INVESTMENTS" means certificates of deposit or time deposits, in each case in the name of the Collateral Agent as Collateral Agent hereunder, of any bank or trust company organized under the laws of the United States of America or any state thereof or any branch or trust company organized under the laws of a foreign jurisdiction that is subject to supervision and examination by United States Federal or state banking authorities, the certificates of deposit of which bank are rated A-1+ by S&P.

         "CD RATE" applicable to any Yield Accrual Period means the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Yield Accrual Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount approximately equal to such CD Reference Banks' PRO RATA share of the Tranche to which such Yield Accrual Period is to apply and for a period of time comparable to such Yield Accrual Period.

         "CD REFERENCE BANKS" means Mellon Bank, N.A. and Morgan Guaranty.

         "CHIEF EXECUTIVE OFFICE" means, with respect to SFC, the place where SFC is located, within the meaning of Section 9-103(3)(d), or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Buyers' ownership interests in any Receivables.

         "CLOSING DATE" has the meaning ascribed thereto in the recitals hereto.

         "COLLATERAL AGENT" means J.P. Morgan Delaware as Structuring and Collateral Agent for the Buyers, and its successors and assigns in such capacity.

         "COLLECTION ACCOUNT" has the meaning ascribed thereto in Section 2.04 hereof; PROVIDED that if the Collection Account Bank's certificates of deposit are not at the time rated at least A-1+ by S&P, "Collection Account" shall mean a corporate trust account at the Collection Account Bank. Notwithstanding the foregoing, if the Collection Account Bank is Mellon Bank, N.A., all Lockbox Accounts shall be swept daily and as otherwise provided in Section 2.04 hereof into account number 1089537 as provided in the related Lockbox Servicing Instructions, which account shall be swept daily in accordance with Section 2.04 hereof into a corporate trust account of the Collection Account Bank, as provided in the corporate trust account agreement with respect to such trust account and all deposits into account number 1089537 shall be deemed for the purposes of this Agreement to be deposited into the Collection Account; PROVIDED that if Mellon Bank, N.A.'s certificates of deposit are at any time rated at least A-1+ by S&P, account number 1089537 shall, upon notice by SFC to the Collateral Agent, be deemed to be the Collection Account at such time.

         "COLLECTION ACCOUNT BANK" means the bank at which the Collection Account is maintained, which bank shall (i) be Mellon Bank, N.A., as of the Closing Date, (ii) be (A) any bank which is a Buyer under this Agreement selected by SFC upon ten Business Days' prior notice to the Agents to serve as Collection Account Bank hereunder or (B) any other Qualified Bank selected by SFC upon ten Business Days' prior notice to the Agents to serve as Collection Account Bank hereunder and (iii) maintains the Collection Account pursuant to a Lockbox Transfer Letter (appropriately modified for the Collection Account) and Lockbox Servicing Instructions.

         "COLLECTIONS" means, for any Receivable as of any date, (i) all amounts, whether in the form of cash, checks, drafts, or other instruments, received by Schuller, SFC or the Servicer or in a Lockbox in payment of, or applied to, any amount owed by the Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of finance charges and fees with respect to such Receivable, (ii) cash proceeds of the Related Security with respect to such Receivable, (iii) all amounts paid to the Collection Account with respect to such Receivable as a Collection pursuant to Section
    2.09 hereof and (iv) any amounts paid or credited by Schuller to SFC in respect of Receivables pursuant to Section 2.02 of the Purchase and Sale Agreement.

         "COMMITMENT" means, with respect to each Buyer, the amount set forth opposite the name of such Buyer on the signature pages hereof, as such amount may be reduced pursuant to Section 2.08.

         "COMMITMENT FEE" means a fee of .25% per annum (calculated on the basis of a year of 360 days and actual days elapsed) on the daily average Available Commitment payable to each Buyer based on its pro rata share of such Available Commitment.

         "COMPUTATION DATE" means, for any day, the Business Day immediately preceding such day.

         "CONCENTRATION LIMIT" means, (i) for each A-Rated Obligor individually, and for each such A-Rated Obligor and such Obligor's Affiliates considered as a whole, 10% and (ii) for each Obligor which is not an A-Rated Obligor (even if it is an Affiliate of an A-Rated Obligor), and for each such Obligor and its Affiliates (other than an Affiliate that is an A-Rated Obligor) considered as a whole, 3%.

         "CONSOLIDATED SUBSIDIARY" means, as to any Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements prepared in accordance with GAAP as of such date.

         "CONTRACT" as it relates to any Receivable means the agreement between Schuller and the Obligor giving rise thereto (including as evidenced by an invoice on an open account).

         "CREDIT AND COLLECTION POLICY" means the credit, collection, enforcement and other policies and practices relating to receivables and contracts related thereto, existing on the date hereof and as set forth in Exhibit H hereto, as the same may be modified from time to time in compliance with Section 5.02(e) hereof.

         "DAILY REPORT" has the meaning given to such term in Section 2.15(a).

         "DAYS' SALES OUTSTANDING" means, at any time, the "Days' Sales Outstanding" as set forth on the Monthly Report delivered on the immediately preceding Settlement Date.

         "DEBT" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
    (iii) all obligations of such Person in respect of letters of credit or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property (and not services), except trade accounts payable arising in the ordinary course of business and deferred compensation, (v) all obligations of such Person as lessee under Capitalized Leases, and (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that "Debt" shall include at any date only such obligations and such Debt of others to the extent such obligations and such Debt of others is reflected as a liability in the consolidated balance sheet of such Person and its Consolidated Subsidiaries as of such date prepared in accordance with GAAP (or would be so reflected if such a balance sheet were prepared as of such date).

         "DEFAULT RATIO" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate balance of all Receivables that were not Defaulted Receivables at the beginning of the Report Month ending on the Month-end Date for such Settlement Date but that were either (x) written off during such Report Month or (y) Defaulted Receivables on the Month-end Date for such Settlement Date by (ii) the aggregate amount of Receivables that were generated during the fifth Report Month preceding such Settlement Date.

         "DEFAULTED RECEIVABLE" means a Receivable (i) in respect of which collection in full has become doubtful, a reserve has been allocated, or an estimated or actual loss has been recognized as determined by the Servicer in accordance with the Credit and Collection Policy, (ii) which has become uncollectible by reason of such obligor's inability to pay, as determined by the Servicer in accordance with the Credit and Collection Policy, (iii) in respect of which an Event of Bankruptcy has occurred with respect to the related Obligor, or (iv) in respect of which payment is more than 60 days past due.

         "DELINQUENCY RATIO" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate Outstanding Balance of all Receivables which are greater than 30 days but fewer than 61 days past due on the Month-end Date for such Settlement Date by (ii) the Outstanding Balance of all Receivables on the Month-end Date for such Settlement Date.

         "DILUTION ADJUSTMENTS" means all credits, allowances, deductions, cancellations, rebates, discounts, adjustments (for warranty claims, Disputes, counterclaims, setoffs, returned or repossessed goods or otherwise) or any other reduction in the Outstanding Balance of a Receivable that is given to an Obligor in accordance with the Credit and Collection Policy (other than by payment thereof by or on behalf of the Obligor and other than due to the credit of the Obligor).

         "DILUTION HORIZON" shall mean (i) the period equal to the number of days between (x) the date on which a Receivable is generated following the rendering of an invoice with respect to such Receivable and (y) the date on which Schuller, SFC or the Servicer first becomes aware of a Dilution Adjustment with respect to such Receivable (which period for the purposes of this Agreement shall be deemed to be 39 days), divided by (ii) 30.

         "DILUTION RATIO" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate reduction in the original balance of all Receivables which have been reduced by any Dilution Adjustment during the Report Month ending on the Month-end Date for such Settlement Date by (ii) the aggregate amount of Receivables that were generated during the Report Month ending on the Month-end Date for the immediately preceding Settlement Date.

         "DILUTION RESERVE PERCENTAGE" means, with respect to any date of determination, the percentage derived by multiplying (i) the highest of the Dilution Ratios as calculated as of the Month-end Dates for the twelve most recent Settlement Dates, (ii) (x) the aggregate amount of Eligible Receivables that were generated during the Report Month ending on the Month-end Date for the immediately preceding Settlement Date, divided by
    (y) the aggregate Outstanding Balance of Eligible Receivables on such Month-end Date and (iii) (x) 2.50 times (y) the Dilution Horizon.

         "DISPUTE" means any dispute, deduction, claim, offset, defense, counterclaim or set-off of any kind, relating to a Receivable, including, without limitation, any dispute relating to goods or services already paid for.

         "DOLLAR" and "$" means lawful currency of the United States of America.

         "DOMESTIC RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York

    City having a maturity comparable to the related Yield Accrual Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

         "ELIGIBLE RECEIVABLE" means, at any time, any Purchased Receivable:

              (a) which, at such time, meets the "Eligibility Criteria" as defined in the Purchase and Sale Agreement;

              (b) which is not subject to Dispute (or, if applicable, such portion of such Purchased Receivable which is not subject to Dispute);

              (c) which has not been modified or extended, except in conformity with the Credit and Collection Policy;

              (d) which has not been classified as counterfeit, fraudulent or charged-off (or, if applicable, such portion of such Purchased Receivable which has not been charged-off); which is not an obligation of an Obligor, or an Affiliate of an Obligor, a Receivable of which has been classified as counterfeit or fraudulent; and which is not a Defaulted Receivable, or the obligation of an Obligor, or an Affiliate of an Obligor, on a Defaulted Receivable; and

              (e) (i) which SFC has not sold, assigned, or otherwise encumbered except pursuant to this Agreement; (ii) as to which all consents, licenses, approvals or authorizations required to be obtained in connection with the sale of the Purchased Interest to the Buyers have been duly obtained and as to which the sale of such Purchased Interest complies with all material applicable requirements of law; (iii) as to which, immediately prior to the sale of the Purchased Interest to the Buyers, SFC was the sole owner of all right, title and interest in and to such Receivable, any Related Security, any Collections and any proceeds of the foregoing, and had good and marketable title thereto free and clear of all Adverse Interests; (iv) as to which the transfer of the Purchased Interest under this Agreement constitutes a valid sale to the Buyers of all right, title and interest of SFC in and to the Purchased Interest, enforceable against all creditors of and purchasers from SFC; and (v) as to which the Collateral Agent has, for the benefit of the Buyers and the Collateral Agent, a first priority perfected security interest in the Purchased Interest and as to which the Buyers own the Purchased Interest free of any Adverse Interest.

         "ENVIRONMENTAL LAWS" means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes and the regulations promulgated and rulings issued thereunder.

         "EURO-DOLLAR BUSINESS DAY" means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

         "EURO-DOLLAR RATE" means (subject to the definition of "Yield Rate"), for any Yield Accrual Period, the sum of (i) the Adjusted London Interbank Offered Rate applicable to such Yield Accrual Period and (ii) for any day from and including the Closing Date to but not including the date on which
    (A) a Termination Event of the type specified in Section 6.01(a) or 6.01(b) shall occur, or (B) the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 6.02 hereof, or (C) an Event of Bankruptcy occurs with respect to SFC, Schuller or the Servicer, .50% per annum and, thereafter, 2.50% per annum.

         "EURO-DOLLAR REFERENCE BANKS" means the principal London offices of Mellon Bank, N.A. and Morgan Guaranty.

         "EURO-DOLLAR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on euro-dollar loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

         "EVENT OF BANKRUPTCY" means, with respect to any Person:

              (a) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

              (b) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator (under the Bank Conservation Act, as amended from time to time, or otherwise) or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against the Servicer, Schuller or SFC, any such proceeding shall not be stayed or dismissed within 60 days or any of the actions sought in such proceeding shall occur or an order for relief in connection with such proceeding has been entered; or

              (c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator (under the Bank Conservation Act, as amended from time to time, or otherwise) or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or

              (d) if such Person is a corporation, such Person shall take any corporate action in furtherance of any of the actions set forth in the preceding clause (a), (b) or (c).

         "EXCESS AMOUNTS" has the meaning given to such term in Section 2.13 hereof.

         "EXISTING RECEIVABLES PURCHASE AGREEMENT" has the meaning set forth in the recitals hereto.

         "EXPIRATION DATE" means August 29, 1997 or if said day is not a Business Day, the Business Day next succeeding said day, as the same may be extended pursuant to Section 2.14(b) hereof.

         "FINAL PAYMENT DATE" means the date following the Termination Date when the Aggregate Unpaids have been paid in full and the Servicer (if not Schuller or any of its Affiliates) has received all accrued Servicer's Compensation.

         "FIXED CD RATE" means (subject to the definition of "Yield Rate"), for any Yield Accrual Period, the sum of (i) the Adjusted CD Rate applicable to such Yield Accrual Period and (ii) for any date from and including the Closing Date to but not including the date on which (A) a Termination Event of the type specified in Section 6.01(a) or 6.01(b) shall occur, or (B) the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 6.02 hereof, or (C) an Event of Bankruptcy occurs with respect to SFC, Schuller or the Servicer, .625% per annum and, thereafter, 2.625% per annum.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "INCREMENTAL PURCHASE" has the meaning given to such term in Section 2.02.

         "INDEMNIFIED PARTIES" has the meaning ascribed to such term in Section 8.02(a) hereof.

         "INFORMATION" has the meaning ascribed to such term in Section 8.23 hereof.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

         "J.P. MORGAN DELAWARE" means J.P. Morgan Delaware, a Delaware banking corporation.

         "LAW" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

         "LIEN", in respect of the property of any Person, means, any ownership interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, grant of a power to confess judgment, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security.

         "LIQUIDATION YIELD" means on any date an amount equal to the following:

              ANI x YR x DSO X 2
                         -------
                          360

    where:

    ANI  =    Aggregate Net Investment on such date

    YR   =    the rate determined under clause (i) of the definition of "Base
              Rate" plus 2%

    DSO  =    Days' Sales Outstanding

         "LOCKBOX" means a lockbox for deposit of Collections of Receivables.

         "LOCKBOX ACCOUNT" means the bank account maintained with a Lockbox Bank, pursuant to a Lockbox Transfer Letter and Lockbox Servicing Instructions, for the purpose of depositing payments made by Obligors.

         "LOCKBOX BANK" means, at any time, a bank administering a Lockbox and the related bank account pursuant to a Lockbox Transfer Letter and Lockbox Servicing Instructions.

         "LOCKBOX SERVICING INSTRUCTIONS" means the instructions relating to lockbox services in connection with a Lockbox and related Lockbox Account which contain the provisions specified in Exhibit 0 hereto and which are in compliance with Section 2.04 hereof, which have been delivered by SFC to a Lockbox Bank.

         "LOCKBOX TRANSFER LETTER" has the meaning given to such term in
    Section 3.01(n).

         "LONDON INTERBANK OFFERED RATE" means, with respect to any Yield Accrual Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in Dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Yield Accrual Period in an amount approximately equal to such Euro-Dollar Reference Bank's PRO RATA share of the Tranche to which such Yield Accrual Period is to apply and for a period of time comparable to such Yield Accrual Period.

         "LOSS RESERVE PERCENTAGE" means, with respect to any date of determination, (i) 2.50 times (ii) the highest average of the Default Ratios as calculated as of the Month-end Dates for any three consecutive of the most recent twelve Settlement Dates times (iii) (x) the aggregate amount of Eligible Receivables that were generated during the three consecutive Report Months ending on the Month-end Date for the most recent Settlement Date, divided by (y) the aggregate Outstanding Balance of Eligible Receivables on such Month-end Date times (iv) (A) (x) the weighted average original days to maturity of all Receivables, divided by 30 and rounded to the nearest .01 (upwards if .005) plus (y) 2 divided by (B) 3. For purposes of the above calculation, "weighted average original days to maturity" shall equal the higher of the weighted average original days to maturity for the two most recent fiscal quarters, calculated as of each March 31, June 30, September 30 and December 31.

         "LOSS TO LIQUIDATION RATIO" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate balance of all Receivables written off (net of recoveries) during the three Report Months ending on the Month-end Date for such Settlement Date by (ii) the aggregate amount of Collections in respect of all Receivables during such three Report Months.

         "MATERIAL SUBSIDIARY" means, at any date, as to any Person, any Subsidiary of such Person which on such date is encompassed by the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

         "MONTH-END DATE" means the last Business Day of each calendar month; PROVIDED that the Collateral Agent may agree from time to time that the Month-end Date can be delayed for one or two Business Days in connection with a systems failure or other event or situation or condition affecting Schuller or SFC which delays the monthly closing of the books.

         "MONTHLY REPORT" has the meaning given to such term in Section
    2.15(b).

         "MOODY'S" means Moody's Investors Service, Inc., together with its successors.

         "MORGAN GUARANTY" means Morgan Guaranty Trust Company of New York, a New York State banking corporation.

         "NET POOL BALANCE" means, at any time, the Outstanding Balance of the Eligible Receivables at such time less the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates taken as a whole at such time exceeds (x) the aggregate Outstanding Balance of all Eligible Receivables at such time multiplied by
    (y) the Concentration Limit for such Obligor and its Affiliates.

         "NET WORTH" of any Person means, at any date, the aggregate amount at which all assets of such Person would be shown on a balance sheet at such date, less the aggregate amount of all liabilities of such Person shown on such balance sheet at such date, all computed substantially in accordance with GAAP except as noted.

         "NEW COLLECTIONS" has the meaning given to such term in Section 2.05.

         "OBLIGOR" means, for any Receivable, each Person who is obligated to make payments in respect of such Receivable.

         "OFFICIAL BODY" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "OTHER EXPENSES" means all amounts payable hereunder to the Buyers or either Agent not constituting payments in respect of Aggregate Net Investment, Yield or Commitment Fees.

         "OUTSTANDING BALANCE" of any Receivable means, at any time, the then outstanding amount thereof that is not subject to Dispute, including any accrued and outstanding finance charges related thereto.

         "PARENT NOTE" means the note of SFC payable to Schuller substantially in the form of Exhibit J.

         "PARTICIPATION FEEL" means a fee of .125% on each Buyer's Commitment, payable by or on behalf of SFC on the Closing Date.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "PERSON" means an individual, corporation, partnership (general or limited), trust, business trust, unincorporated association, joint venture, joint stock company, Official Body or any other entity of whatever nature.

         "POTENTIAL TERMINATION EVENT" means an event or condition which with the giving of notice or passage of time or any combination of the foregoing would constitute a Termination Event.

         "PRIME RATE" means the prime rate announced from time to time by Morgan Guaranty in New York City.

         "PROCEEDS" means "proceeds" as defined in Section 9-306(1) of the UCC as in effect in the State of New York and the jurisdiction whose Law governs the perfection of the Buyers' ownership interest therein.

         "PROGRAM DOCUMENTS" means this Agreement, the Purchase and Sale Agreement, the Lockbox Transfer Letters, the Lockbox Servicing Instructions, the Servicing Agreement (if any), the Parent Note, SFC's certificate of incorporation and by-laws, and such other agreements, documents and instruments entered into and delivered by SFC, the Seller or the Servicer in connection with the transactions contemplated by this Agreement and the Purchase and Sale Agreement.

         "PURCHASE" means an Incremental Purchase or a Reinvestment.

         "PURCHASE AND SALE AGREEMENT" means the Amended and Restated Purchase and Sale Agreement dated as of August l5, 1994 between Schuller, as seller, and SFC, as purchaser, substantially in the form of Exhibit I, as amended from time to time.

         "PURCHASE NOTICE" has the meaning given to such term in Section 2.02.

         "PURCHASE PRICE" has the meaning given to such term in Section 2.02.

         "PURCHASE PARTIES" means the Collateral Agent, the Administrative Agent and the Buyers.

         "PURCHASED INTEREST" means at any time an undivided percentage ownership interest equal to the Buyers' Interest at such time in (i) each and every Purchased Receivable then outstanding, (ii) all Related Security with respect to each such Purchased Receivable, (iii) all Collections with respect thereto and (iv) all Proceeds of the foregoing. The Purchased Interest in each Purchased Receivable, together with Related Security, Collections and other Proceeds with respect thereto, shall at all times be equal to the Purchased Interest in each other Purchased Receivable, together with Related Security, Collections and other Proceeds with respect thereto.

         "PURCHASED RECEIVABLE" means at any time a Receivable then or theretofore purchased by SFC from Schuller and not theretofore repurchased by Schuller pursuant to the Purchase and Sale Agreement.

         "QUALIFIED BANK" means (i) any Buyer, (ii) any bank or trust company organized under the laws of the United States of America or any state thereof or any branch or agency located in the United States of any bank or trust company organized under the laws of a foreign jurisdiction that is subject to supervision and examination by United States Federal or state banking authorities, that (x) has capital, surplus and undivided profits of at least $500,000,000, (y) whose long-term debt obligations are rated at least AA- by S&P and Aa3 by Moody's and (z) whose short-term debt obligations are rated at least A-1+ by S&P and P-1 by Moody's and (iii) any other bank (a) listed as a Qualified Bank on Schedule 1 hereto or (b) approved as a Qualified Bank by the Required Buyers; PROVIDED that as to any bank listed as a Qualified Bank pursuant to this clause (iii) not meeting the standards set forth in clause (ii), the Required Buyers may, upon not less than 30 days' notice to SFC, specify that such bank shall no longer be a Qualified Bank hereunder.

         "RECEIVABLE" means at any time a trade receivable originated in connection with the sale of goods or the provision of services by Schuller in its normal course of business, other than receivables (i) owing by any Obligor that is a governmental entity, (ii) owing by any Obligor not domiciled in the United States or (iii) owing by any Obligor that is a Subsidiary or Affiliate of Schuller.

         "RECORDS" means correspondence, memoranda, computer programs, tapes, discs, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language.

         "REINVESTMENT" has the meaning given to such term in Section 2.05.

         "RELATED SECURITY" means with respect to any Receivable: (a) all of the interest, if any, of Schuller in the goods, merchandise (including returned merchandise) or equipment the sale of which by Schuller gave rise to such Receivable; (b) all other security interests or liens and property subject thereto from time to time, if any, securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing collateral securing such Receivable; (c) all guarantees, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (d) all Records relating to, and all service contracts and any other contracts associated with, such Receivable, the Contract related to such Receivable or the related obligor.

         "REMAINDER" has the meaning given to such term in Section 2.05.

         "REPORT MONTH" means each period beginning on the day after a Month-end Date and ending on the next succeeding Month-end Date.

         "REQUIRED BUYERS" means, at any time prior to the Termination Date, Buyers having at least 66 2/3% of the total Commitments, or, on or after the Termination Date, Buyers having at least 66 2/3% of the Adjusted Aggregate Net Investment.

         "RESPONSIBLE OFFICER" means with respect to any Person the chief executive officer, chief financial officer, principal finance officer, principal accounting officer, treasurer or assistant treasurer of such Person.

         "S&P" means Standard & Poor's Ratings Group, together with its successors.

         "SCHULLER" means Schuller International, Inc., a Delaware corporation.

         "SCHULLER GROUP" means Schuller International Group, Inc., a Delaware corporation.

         "SELLER" means Schuller in its capacity as Seller under the Purchase and Sale Agreement.

         "SERVICER" means Schuller, or, after a Servicing Transfer, such other Person that is the successor Servicer of the Receivables pursuant to a Servicing Agreement.

         "SERVICER TERMINATION EVENT" means any of the following:

              (i) failure on the part of the Servicer to transfer or deposit funds, or to give instructions to the Collateral Agent to apply on behalf of the Servicer, funds, (A) in respect of reductions in the Aggregate Net Investment on the date the Servicer is required to do so hereunder or (B) in respect of any other amount which the Servicer is required under the Program Documents to transfer or deposit and the continuation of such failure for a period of five Business Days; or failure on the part of the Servicer to remit any Monthly Report or Daily Report when due and the continuation of such failure for a period of five Business Days; or

              (ii) failure on the part of the Servicer duly to observe or to perform in any material respect any other covenants or agreements of the Servicer set forth herein or in the Servicing Agreement, which failure shall continue unremedied for a period of 10 days; or

              (iii) any representation, warranty or certification made by the Servicer herein or in the Servicing Agreement proves to have been incorrect in any material respect when made or deemed made; or

              (iv)  an Event of Bankruptcy with respect to the Servicer; or

              (v) a change in circumstances relating to, or actions of, the Servicer that may materially and adversely affect the performance of the Purchased Receivables, the ability of the Servicer to adequately service the Purchased Receivables, or the ability of the Buyers to realize their interest in Collections or the Purchased Receivables, as determined by the Required Buyers, in their sole and absolute discretion.

         "SERVICER'S COMPENSATION" means the compensation payable to the Servicer pursuant hereto or pursuant to the Servicing Agreement.

         "SERVICING AGREEMENT" means any agreement between the Collateral Agent and any Person acting as Servicer, other than Schuller, which agreement shall contain provisions concerning the servicing of Purchased Receivables substantially similar to the provisions contained herein concerning the servicing of Purchased Receivables.

         "SERVICING TRANSFER" has the meaning given to such term in Section
    6.03.

         "SETTLEMENT DATE" means, with respect to each Month-end Date, the 20th calendar day of the month (or, if such month is January, the 25th calendar day of the month), immediately following such Month-end Date or if such day is not a Business Day, the next succeeding Business Day.

         "SFC FISCAL YEAR" shall mean January 1 through December 31, which is the fiscal year of SFC for accounting purposes.

         "SFC'S INTEREST" means, at any time, the amount expressed as a percentage equal to 100% MINUS the Buyers' Interest at such time.

         "SUBSIDIARY" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TEMPORARY CASH INVESTMENTS" means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence (a) direct obligations of the United States or securities issued by agencies of the United States government; (b) time deposits with, including certificates of deposit issued by, a Qualified Bank; (c) commercial paper rated at least A-l+ by S&P and P-1 by Moody's;
    (d) repurchase agreements with a Qualified Bank or primary dealer collateralized by obligations described in clause (a) above; and (e) money market funds of which assets are comprised of securities listed in (a) through (d) and conform to Rule 2(A)7, as amended, of the Investment Company Act of 1940 in the case of each of (a) through (d) maturing on the earlier of (x) 30 days from the date of acquisition thereof and (y) the date of the next expiring Yield Accrual Period subsequent to the acquisition thereof.

         "TERMINATION DATE" means the earliest of (i) the Business Day which SFC designates as such by notice to the Agents at least 30 days prior to such Business Day, (ii) the "Final Purchase Date" as defined in the Purchase and Sale

    Agreement, (iii) the Expiration Date and (iv) the day on which the Commitments terminate pursuant to Section 6.02.

         "TERMINATION EVENT" has the meaning given to such term in Section 6.01 hereof.

         "TOTAL RESERVE PERCENTAGE" means the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage.

         "TRANCHE" has the meaning given to such term in Section 2.03.

         "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York; PROVIDED that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection as to any interest in Purchased Receivables, any Related Security, any Collections thereon or proceeds of the foregoing is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

         "YIELD" means, with respect to any Yield Accrual Period for any Tranche on any date of determination thereof, an amount equal to the following:

             YR x T x   AD
                      -------
                       Basis

    where:

    YR      =      the Yield Rate applicable to such Yield Accrual Period for such Tranche,

    T       =      the amount of the Tranche to which such Yield Accrual Period applies,

    AD      =      the actual number of days (including the first but excluding the last day) in such Yield Accrual Period, and

    Basis   =      365 for any Yield Rate based on the Prime Rate and 360 for all other Yield Rates.

         PROVIDED, HOWEVER, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; PROVIDED, FURTHER, that Yield shall not be considered paid (i) when held in the Collection Account or (ii) by any distribution to the extent that such distribution is rescinded or must be returned or restored for any reason.

         "YIELD ACCRUAL PERIOD" means:

              (a) with respect to any Tranche the Yield Rate of which is the Euro-Dollar Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to
         Section 2.03 and ending on the numerically corresponding day in the first, second or third (as selected by SFC) calendar month thereafter, except that (i) if such day is not a Euro-Dollar Business Day, such Yield Accrual Period shall end on the next succeeding Euro-Dollar Business Day (provided that if such Euro-Dollar Business Day is in a subsequent calendar month, such Yield Accrual Period shall end on the next preceding Euro-Dollar Business Day) and (ii) each Yield Accrual Period that commences on the last Euro-Dollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month;

              (b) with respect to any Tranche the Yield Rate of which is the Fixed CD Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to
         Section 2.03, and ending on the day which falls 30, 60 or 90 (as selected by SFC) days thereafter (or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day); and

              (c) with respect to any Tranche the Yield Rate of which is the Base Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to
         Section 2.03, and ending on the earlier of (i) with respect to any amount of prepayment of any portion of the Aggregate Net Investment related to such Tranche, the date of such prepayment and (ii) the day which falls 30 days thereafter (or, if such day is not a Business Day, the next succeeding Business Day);

    PROVIDED that (i) any Yield Accrual Period which commences prior to the Expiration Date and would otherwise end after the Expiration Date shall end on the Expiration Date, (ii) any Yield Accrual Period commencing on or after the Termination Date shall be a period of one day, and (iii) for purposes of Section 2.06(a) only, any Yield Accrual Period which commences prior to the Termination Date and would otherwise end after the Termination Date shall, if such Termination Date occurred due to an Event of Bankruptcy with respect to SFC or Schuller, end on the Termination Date.

         "YIELD ACCRUAL PERIOD SELECTION NOTICE" has the meaning given to such term in Section 2.03.

         "YIELD RATE" means, (a) the Euro-Dollar Rate, (b) the Fixed CD Rate or
    (c) the Base Rate; PROVIDED that the Yield Rate shall not, commencing on the Termination Date (or, if a Termination Date has occurred due to the occurrence of a Termination Event described in Section 6.01(u), commencing on the day in respect of such Termination Event on which the Adjusted Buyers' Interest first exceeded 100%), exceed a per annum rate equal to the sum of the rate specified in clause (i) of the definition of "Base Rate", as in effect for the Business Day preceding the Termination Date (or such day on which the Adjusted Buyers' Interest first exceeded 100%), plus 2%.

         "YIELD RESERVE" means, for any date of determination, the sum of (i) the accrued and unpaid Yield on such date, (ii) the Liquidation Yield on such date, (iii) the accrued and unpaid Commitment Fees on such date, (iv) the accrued and unpaid Servicer's Compensation on such date and (v) an amount equal to (x) the aggregate Outstanding Balance of Purchased Receivables times (y) 2.0% times (z) 2 times Days Sales Outstanding divided by 360; PROVIDED that if the Aggregate Net Investment is zero, the "YIELD RESERVE" shall be zero; PROVIDED that amounts held in the Collection Account shall not be considered paid.

         "YIELD RESERVE REQUIREMENT" means an amount equal at any time to the product of (x) Aggregate Net Investment at such time times (y) the rate determined under clause (i) of the definition of "Base Rate" at such time, plus 2% times (z) 5 divided by 360.

          1.02. UCC TERMS. Terms not otherwise defined herein which are defined in the UCC shall, unless the context otherwise requires, have the meanings set forth therein.


                                      ARTICLE II

                         PURCHASES, COLLECTIONS AND PAYMENTS

          2.01. SALE AND ASSIGNMENT. (a) At the time of each Purchase, SFC hereby sells, assigns and grants to the Buyers and the Buyers hereby purchase from SFC, the Purchased Interest. Each such sale, subject only to the provisions of Section 2.09 hereof, shall be without recourse. Notwithstanding such sale, no obligation or liability of SFC, the Seller or the Servicer to any Obligor or any third party under any Purchased Receivables or any related Contracts shall be assumed by the Agents or the Buyers, and any such assumption is hereby expressly disclaimed.

           (b) The parties hereto acknowledge that this Agreement also constitutes a security agreement under the UCC of the State of New York. In order to secure its obligations under this Agreement and to further assure the transfer of the Purchased Interest, SFC hereby assigns to the Collateral Agent for the benefit of the Buyers and the Agents (i) the Cash Collateral Account and all funds and Cash Collateral Account Investments therein and (ii) to the extent of its interests therein, the Lockbox Accounts and the Collection Account and all funds and investments therein.

           (c) (i) In order to secure its obligations under this Agreement, SFC hereby grants, pledges, assigns, transfers and conveys to the Collateral Agent for the benefit of the Buyers and the Agents all rights and remedies of SFC under the Purchase and Sale Agreement, the Lockbox Transfer Letters, the Servicing Agreement, if any, such other agreements, documents and instruments entered into and delivered by SFC, the Seller and the Servicer in connection with the transactions contemplated by this Agreement and the Purchase and Sale Agreement and, to the extent of its interest therein, all of the Purchased Receivables, and the Related Security and Collections related thereto and Proceeds of all of the foregoing. Notwithstanding such assignment, no obligation or liability of SFC under the Purchase and Sale Agreement shall be assumed by the Agents or the Buyers, and any such assumption is hereby expressly disclaimed.

                   (ii) Notwithstanding the assignment and security interest so granted to the Collateral Agent, SFC shall nevertheless be permitted, subject to the provisions of Sections 2.01(d) and 5.02(n) hereof, to give all consents, requests, notices, directions, approvals, extensions or waivers, if any, which are required to be given pursuant to the Program Documents with the consent of the Required Buyers where specified, including, without limitation, to the Seller by SFC by the specific terms of the Purchase and Sale Agreement, and the assignment and security interest so granted to the Collateral Agent shall not relieve SFC from the performance of any term, covenant, condition or agreement on SFC's part to be performed or observed under or in connection with the Purchase and Sale Agreement, or from any liability to the Seller or impose any obligation on the Collateral Agent, the Administrative Agent or the Buyers to perform or observe any such term, covenant, condition or agreement on SFC's part to be so performed or observed or impose any liability on any Purchase Party for any act or omission on the part of SFC relative thereto or from any breach of any representation or warranty on the part of SFC contained in the Purchase and Sale Agreement. SFC shall not agree to any amendment of, or waive any of its rights under, the Purchase and Sale Agreement without the prior written consent of the Required Buyers.

          (d) SFC hereby agrees, at its own expense, to duly and punctually perform and observe each of its obligations under each of the Program Documents, including, without limitation, to the Seller under the Purchase and Sale Agreement in accordance with the terms thereof. In addition, promptly following a request from the Collateral Agent or the Required Buyers to do so and at SFC's own expense, SFC agrees to take all such lawful action as the Collateral Agent or the Required Buyers may reasonably request to compel or secure the performance and observance by the Seller of its obligations to SFC under or in connection with the Purchase and Sale Agreement in accordance with the terms thereof, and to exercise any and all rights, remedies, powers and privileges lawfully available to SFC under or in connection with the Purchase and Sale Agreement to the extent and in the manner directed by the Collateral Agent or the Required Buyers, including, without limitation, the transmission of notices of default on the part of the Seller thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the Seller of its obligations thereunder. SFC further agrees that it will not, without the prior written consent of the Required Buyers, which consent shall not be unreasonably withheld, exercise any right, remedy, power or privilege available to it with respect to the Seller under the Purchase and Sale Agreement, take any action to compel or secure performance or observance by the Seller of its obligations to SFC thereunder, or give any consent, request, notice, direction, approval, extension or waiver to the Seller not expressly contemplated to be exercised, taken, observed or given by SFC pursuant to the terms thereof.

          2.02. INCREMENTAL PURCHASES. (a) Subject to the terms and conditions hereof, SFC may from time to time on and after the Closing Date to but excluding the Termination Date at its option sell to the Buyers, and the Buyers agree to purchase (an "INCREMENTAL PURCHASE") from SFC for the purchase price (the "PURCHASE PRICE") set forth in a notice in substantially the form of Exhibit B hereto (a "PURCHASE NOTICE") for such Incremental Purchase, undivided percentage ownership interests in each and every Receivable (including any additional Receivables thereafter purchased by SFC through the close of business on the Final Purchase Date under the Purchase and Sale Agreement), together with the Related Security, Collections and other Proceeds with respect thereto; PROVIDED that (i) the Buyers shall have no obligation to make an Incremental Purchase for a Purchase Price in excess of the Available Commitment and (ii) no Buyer shall have an obligation to make an Incremental Purchase if such Incremental Purchase would cause such Buyer's Aggregate Net Investment to exceed its Commitment. The Purchase Price for an Incremental Purchase shall be paid in the form of Dollars. Each Incremental Purchase shall be in an amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof; PROVIDED that if at the time of any Incremental Purchase the then Available Commitment is less than $5,000,000, SFC may request an Incremental Purchase for a Purchase Price equal to the Available Commitment. Each Buyer's obligation to make purchases hereunder is ratable in the proportion its Commitment bears to the total

Commitments and is several and not joint, and the failure of any Buyer to perform any of its obligations hereunder shall not require the performance of such obligations by either Agent or any other Buyer.

          (b) SFC shall provide the Administrative Agent with a Purchase Notice prior to each Incremental Purchase at the time specified in Section 2.03 for delivery of the appropriate Yield Accrual Period Selection Notice. Upon receipt of such Purchase Notice, the Administrative Agent shall promptly provide each Buyer with a copy of such Purchase Notice, and advise it of its ratable share of the Purchase Price for such Incremental Purchase. Not later than 1:00 p.m. (or 2:00 p.m. in the case where the Yield Rate is the Base Rate) (New York City time) on the day of any Incremental Purchase, each Buyer shall make available its PRO RATA share of the Purchase Price for such Incremental Purchase to the Administrative Agent. The amount so received by the Administrative Agent shall be deposited to SFC's account as directed by SFC in immediately available funds. Each Purchase Notice shall be irrevocable and binding on SFC when delivered to the Buyers and SFC shall indemnify the Buyers pursuant to Section 2.13 hereof against any reasonable loss or expense incurred by the Buyers as a result of any failure by SFC to complete such Incremental Purchase.

          2.03. TRANCHES; YIELD ACCRUAL PERIODS; YIELD RATES. (a) SFC shall for each Incremental Purchase and thereafter prior to the expiry of each Yield Accrual Period allocate portions of the Aggregate Net Investment (any such portion so allocated being herein referred to as a "TRANCHE") to carry a Yield at a Yield Rate to be selected by SFC for a Yield Accrual Period to be selected by SFC, to commence on the date of such Incremental Purchase or on the last day of the Yield Accrual Period then expiring; PROVIDED that SFC shall not select a Yield Accrual Period that expires on a day after the then scheduled Expiration Date. The amount of each Tranche selected by SFC shall be in an amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Notwithstanding the foregoing, no minimums shall apply to Tranches with Yield Accrual Periods commencing after the Termination Date.

          (b) SFC shall give the Administrative Agent (who shall give such notice to the Buyers) notice of the amount, Yield Rate and Yield Accrual Period (a "YIELD ACCRUAL PERIOD SELECTION NOTICE") for each Tranche, such notice to be substantially in the form of Exhibit C hereto and to be received by the Agent not later than 1:00 P.M. (New York City time) on the number of days prior to (or on) the first date of the requested Yield Accrual Period set forth below:

    Notice                                  Number Of Days Prior
    ------                                  --------------------

Yield Accrual Period with an                     3 Euro-Dollar
Euro-Dollar Rate Yield Rate                      Business Days

Yield Accrual Period with                        2 Business Days
a Fixed CD Rate Yield Rate

Yield Accrual Period with a                      First day of
Base Rate Yield Rate                             requested Yield
                                                 Accrual Period

Each Yield Accrual Period Selection Notice shall be irrevocable once given to the Buyers. If (x) SFC fails to provide a Yield Accrual Period Selection Notice on a timely basis prior to the expiry of a Yield Accrual Period, or (y) the Administrative Agent determines that the Yield Rate and Yield Accrual Period requested by SFC is unavailable pursuant to Section 2.11 or 2.12 hereof, or (z) such Yield Accrual Period commences after the Termination Date, the Yield Rate shall be the Base Rate and the related Yield Accrual Period shall be as provided therefor in the definition of "Yield Accrual Period".

          2.04. ACCOUNTS AND COLLECTIONS. (a) All Obligors shall be instructed to cause all Collections on account of Purchased Receivables to be mailed directly to a Lockbox with a Qualified Bank that maintains a Lockbox Account (which shall be a separate and segregated account). If SFC or the Servicer receives any Collections on Purchased Receivables, it shall hold such Collections in trust for the Buyers in respect of the Purchased Interest. All Lockbox Accounts shall be swept daily into (and as soon as possible, but in any event not later than one Business Day after receipt of any Collections on Purchased Receivables by SFC or the Servicer other than through a Lockbox Account, such Collections shall be deposited into) a single collection account (the "COLLECTION ACCOUNT") to be at all times maintained with the Collection Account Bank. Any funds in a Lockbox Account or the Collection Account which are not held as a deposit in such account but are invested shall be invested in Temporary Cash Investments by SFC, and SFC shall receive all income and interest from such Investments. The location of each Lockbox and the number and location of each Lockbox Account and the Collection Account on the Closing Date is set forth on Schedule 1 hereto.

          (b) SFC has delivered Lockbox Servicing Instructions to each of the Lockbox Banks. SFC agrees (i) to make or cause the Servicer to make the necessary bookkeeping entries to reflect such Collections on the Records pertaining to such Receivables; (ii) to apply or cause the Servicer to apply all such Collections as provided in this Agreement; (iii) not to amend or modify any term, with respect to the disposition of such Collections or any other amounts received by SFC or the Servicer or any Lockbox Bank, of this Agreement or any other agreement without the prior written consent of the Collateral Agent and the Required Buyers to such amendment or modification; and (iv) not to otherwise amend or modify any term of any Lockbox Servicing Instructions without the prior written consent of the Collateral Agent and not to otherwise materially amend or modify any term of any Lockbox Servicing Instructions without the prior written consent of the Collateral Agent and the Required Buyers to such amendment or modification. SFC further represents, warrants and covenants as follows: (i) each Lockbox Account shall be maintained with a Lockbox Bank; (ii) each Lockbox Account shall be a segregated account and only Collections shall be deposited in each Lockbox Account and such Collections shall not be commingled with any other funds of SFC, the Servicer or any other Person; (iii) each Lockbox Account shall be in the name of SFC; (iv) the location and account number of each Lockbox and each related Lockbox Account shall not be changed without 30 days' prior notification to the Collateral Agent, and if required pursuant to the definition of "Qualified Bank", the prior written consent of the Required Buyers; (v) each Lockbox Account shall be insured by the Federal Deposit Insurance Corporation to the full extent permitted by law; (vi) the Collateral Agent shall have the right to obtain control over each Lockbox and each related Lockbox Account and to direct the Lockbox Bank not to transfer funds in such Lockbox Account to SFC or the Servicer, and direct the Lockbox Bank to transfer the funds in such Lockbox Account to an account designated by the Collateral Agent, by dating and delivering the Lockbox Transfer Letter with respect to such Lockbox, and SFC hereby irrevocably authorizes the Collateral Agent to date and deliver a Lockbox Transfer Letter to each Lockbox Bank; (vii) SFC has not given and shall not give any instructions to any Lockbox Bank inconsistent with the Lockbox Transfer Letter; and (viii) SFC shall cooperate fully with the Collateral Agent in effecting any such transfer of control; PROVIDED that in all events Collections will be transferred to the Collection Account for allocation in accordance with Sections 2.05 and 2.06 hereof. Neither SFC nor the Servicer shall enter into any Lockbox Servicing Instructions or other lockbox servicing agreement which does not comply with the foregoing provisions and terms, unless otherwise consented to by the Collateral Agent and the Required Buyers.

          (c) SFC agrees (i) to apply or cause the Servicer to apply all Collections deposited in the Collection Account as provided in this Agreement and (ii) not to instruct the Collection Account Bank to disburse or otherwise dispose of any Collections or any other amounts received by the Collection Account Bank otherwise than in accordance with this Agreement without the prior written consent of the Collateral Agent and the Required Buyers. SFC further represents, warrants and covenants as follows: (i) the Collection Account shall be maintained with a Collection Account Bank; (ii) the Collection Account shall be a segregated account and only Collections shall be deposited in the

Collection Account and such Collections shall not be commingled with any other funds of SFC, the Servicer or any other Person; (iii) the Collection Account shall be in the name of SFC; (iv) the location and account number of the Collection Account shall not be changed without 30 days' prior notification to the Collateral Agent; (v) the Collection Account shall be insured by the Federal Deposit Insurance Corporation to the full extent permitted by law; (vi) the Collateral Agent shall have the right to obtain control over the Collection Account and to direct the Collection Account Bank not to follow any instructions of SFC or the Servicer as to the transfer of funds in the Collection Account to SFC or the Servicer by dating and delivering the Lockbox Transfer Letter with respect to the Collection Account, and SFC hereby irrevocably authorizes the Collateral Agent to date and deliver the Lockbox Transfer Letter to the Collection Account Bank; (vii) SFC has not given and shall not give any instructions to the Collection Account Bank inconsistent with the Lockbox Transfer Letter; and (viii) SFC shall cooperate fully with the Collateral Agent in effecting any such transfer of control; PROVIDED that no such transfer of control shall affect the allocations of Collections as contemplated by and pursuant to Sections 2.05 and 2.06 hereof.

          (d) At all times during the term of this Agreement the Collateral Agent shall maintain an account at the Collateral Agent in its name, on behalf of the Buyers, and under its control (the "CASH COLLATERAL ACCOUNT") for the deposit of all amounts to be deposited in such account hereunder; PROVIDED that if the Collateral Agent's certificates of deposit are not at the time rated at least A-l+ by S&P the Cash Collateral Account shall be a corporate trust account at the Collateral Agent. The Collateral Agent shall allocate amounts in the Cash Collateral Account to the Yield Reserve Requirement, Yield, Commitment Fees and Aggregate Net Investment for purposes of Sections 2.05 and 2.06.

          (e) Amounts on deposit in the Cash Collateral Account shall be invested from time to time in Cash Collateral Account Investments selected by SFC or, after the occurrence of a Termination Event, the Collateral Agent, which mature no later than the termination date of the Yield Accrual Period that has the shortest period to maturity at the time of the selection of such Cash Collateral Account Investments. Interest or other earnings on Cash Collateral Account Investments in the Cash Collateral Account shall be credited to such account and, on each Settlement Date prior to the Termination Date shall (provided no Termination Event and no Potential Termination Event has occurred and is then continuing) be paid to SFC and shall, commencing on the Termination Date, be applied in accordance with Section 2.06. The Collateral Agent shall have no liability in respect of the Cash Collateral Account Investments or any returns or losses thereon.

         2.05. PRE-TERMINATION PROCEDURES; REINVESTMENT. (a) On each Business Day after the Closing Date but prior to the Termination Date, the Servicer shall allocate to the Buyers an amount equal to the product of (x) the Buyers' Interest (as set forth on the Daily Report prepared on the Computation Date for such Business Day) multiplied by (y) the sum of (i) Collections theretofore received in Lockbox Accounts (or otherwise) and to be deposited to the Collection Account on such Business Day and (ii) amounts already on deposit in the Collection Account and not previously applied and accounted for pursuant to this Section 2.05 and Section 2.06 hereof (the amount described in this clause(y) referred to as "NEW COLLECTIONS"). Such Buyers' share of New Collections shall be held or applied on such Business Day in the following order of priority:

         (i) if the amount on deposit in the Collection Account with respect to the Yield Reserve Requirement does not equal the then Yield Reserve Requirement, to be held in the Collection Account in respect thereof, an amount equal to the excess of (x) the then current Yield Reserve Requirement over (y) the amount then on deposit with respect to the Yield Reserve Requirement;

         (ii) to be held in the Collection Account until application pursuant to (1) below, with respect to each Tranche, an amount equal to the excess of (x) all Yield accrued and unpaid for such Tranche to such day over (y) the amount theretofore held, and then on deposit, with respect to Yield on such Tranche pursuant to this clause (ii);

         (iii) to be held in the Collection Account until application pursuant to (2) below, an amount equal to the excess of (x) all accrued and unpaid Commitment Fees to such day over (y) the amount theretofore held, and then on deposit, with respect to such Commitment Fees pursuant to this clause
    (iii) or clause (b)(i) below;

         (iv) to be paid to the Servicer on such day, an amount which will equal, for each day (to and including such Business Day) as to which there is accrued and unpaid Servicer's Compensation (an "accrual day") an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day TIMES (y) the Servicer's Compensation accrued on such accrual day; and

         (v) the remainder of such Buyers' share of New Collections (the "REMAINDER") shall be applied in accordance with Section 2.05(c) hereof.

          Payments of amounts so allocated and held in the Collection Account shall be made as follows:

         (1) On the last day of each Yield Accrual Period for a Tranche (or to the extent funds are insufficient therefor, as funds become available on each of the succeeding five Business Days), the Servicer on behalf of the Collateral Agent shall withdraw from the Collection Account and pay to the Administrative Agent for distribution to the Buyers the Yield accrued with respect to such Yield Accrual Period which was retained in the Collection Account with respect thereto pursuant to clause (ii) above and, if necessary to pay all Yield accrued, shall apply moneys to pay such Yield from amounts in the Collection Account in respect of the Yield Reserve Requirement.

         (2) On each Settlement Date, the Servicer on behalf of the Collateral Agent shall withdraw from the Collection Account and pay to the Administrative Agent for distribution to the Buyers the Commitment Fees accrued since the last Settlement Date and retained in the Collection Account with respect thereto pursuant to clause (iii) above or clause
    (b)(i) below.

         (b) On each Business Day after the Closing Date but prior to the Termination Date, the Servicer shall allocate to SFC, as its share (if any) of New Collections, an amount equal to the product of (x) SFC's Interest (as set forth on the Daily Report prepared on the Computation Date for such Business
Day) multiplied by (y) New Collections. SFC's share of New Collections shall be held or applied on such Business Day in the following order of priority:

         (i) to be deposited to the Collection Account and there held until application pursuant to (a)(2) above, an amount equal to the excess of (x) all accrued and unpaid Commitment Fees to such day over (y) the sum of (A) the amount theretofore held, and then on deposit, pursuant to this clause
    (i) and (B) the amount theretofore held, and then on deposit, or allocated on such Business Day, pursuant to clause (a)(iii) above;

         (ii) to be paid to the Servicer on such day, an amount which will equal, for each accrual day, an amount equal to (x) SFC's Interest as of the close of business on the Computation Date for such accrual day TIMES
    (y) the Servicer's Compensation accrued on such accrual day;

         (iii) to be paid to the Agents and the Buyers on such day, an amount equal to all Other Expenses due to the Agents and the Buyers under the Program Documents; and

         (iv) any remaining amount of SFC's share of New Collections shall be paid to SFC.

           (c) On each Business Day after the Closing Date but prior to the Termination Date, (A) Available Collections, up to the amount of the Aggregate Net Investment, shall be allocated to one or more of the following applications, as SFC shall specify in a notice to the Servicer:

         (i) all or any portion of the Remainder may be deposited into the Cash Collateral Account to be held in respect of Aggregate Net Investment, to reduce Adjusted Aggregate Net Investment; or

         (ii) all or any portion of the Available Collections may be paid to the Administrative Agent for distribution to the Buyers to reduce Aggregate Net Investment (and, in such event, SFC shall give notice to the Administrative Agent as to which Tranches shall be reduced); or

         (iii) all or any portion of the Available Collections may be automatically reinvested (each such reinvestment, a "REINVESTMENT") on behalf of the Buyers, and thus paid to SFC, subject to the provisions of
    Section 3.02 hereof;

PROVIDED, that a Tranche bearing interest at the Euro-Dollar Rate or the Fixed CD Rate may only be reduced at the end of the Yield Accrual Period for such Tranche and no partial reduction of a Tranche shall be in an amount less than $5,000,000 or leave less than $1,000,000 of such Tranche outstanding; and (B) Available Collections in excess of the Aggregate Net Investment shall be paid to SFC.

          2.06. POST-TERMINATION PROCEDURES. (a) On each Business Day on or after the Termination Date to and including the Final Payment Date, the Servicer shall allocate to the Buyers an amount equal to the product of (x) the Buyers' Interest (as set forth on the Daily Report prepared on the Computation Date for such Business Day) multiplied by (y) New Collections. Such Buyers' share of New Collections shall be immediately paid over to the Cash Collateral Account and, together with all other monies then on deposit in the Cash Collateral Account, held or distributed on such Business Day in the following order of priority:

              (i) to pay to the Administrative Agent for distribution to the Buyers an amount equal to accrued and unpaid Yield with respect to each Tranche having a Yield Accrual Period ending on or before such Business Day;

              (ii) if there is any Yield Accrual Period for a Tranche which is not ending on such Business Day, then, to be held in the Cash Collateral Account until application pursuant to clause (i), with respect to each such Tranche, an amount equal to the Yield accrued and unpaid for such Tranche to such day;

              (iii) to pay to the Administrative Agent for distribution to the Buyers accrued and unpaid Commitment Fees;

              (iv) to pay to the Servicer, for each accrual day for which the Servicer is not an Affiliate of SFC, an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day TIMES (y) the Servicer's Compensation accrued on such accrual day;

              (v) to be held in the Cash Collateral Account until the Final Payment Date, an amount equal to 1% of Aggregate Net Investment;

              (vi) to pay to the Administrative Agent for distribution to the Buyers an amount in reduction of the Aggregate Net Investment, applying such amount only to Tranches whose Yield Accrual Period ends on such Business Day and Tranches whose Yield Rate is the Base Rate;

              (vii) to be held in the Cash Collateral Account until applied pursuant to clause (vi), an amount equal to the sum of the Tranches whose Yield Accrual Periods do not end on such Business Day and whose Yield Rate is not the Base Rate;

              (viii)to pay to the Agents and Buyers any Other Expenses (whether or not then due) owing to the Agents and Buyers not paid pursuant to clause
    (b)(iii) below;

              (ix) to pay to the Servicer, for each accrual day for which the Servicer is an Affiliate of SFC, an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day TIMES (y) the Servicer's Compensation accrued on such accrual day; and

              (x) the balance shall be held in the Cash Collateral Account for future application as aforesaid.

              (b) On the Termination Date and on each Business Day thereafter to and including the Final Payment Date, the Servicer shall allocate to SFC, as its share of New Collections, an amount equal to the product of (x) SFC's Interest (as set forth on the Daily Report prepared on the Computation Date for such Business Day) multiplied by (y) New Collections. SFC's share of New Collections shall be applied on such Business Day in the following order of priority:

              (i) to pay to the Servicer, for each accrual day for which the Servicer is not an Affiliate of SFC, an amount equal to (x) SFC's Interest as at the close of business on the Computation Date for such accrual day TIMES (y) the accrued Servicer's Compensation accrued on such accrual day;

              (ii) for deposit into the Cash Collateral Account accrued and unpaid Commitment Fees owing to the Buyers and not paid or provided for pursuant to subsection (a) above;

              (iii) to be paid to the Agent and the Buyers on such day, all Other Expenses owing to the Agents and the Buyers;

              (iv) to pay the Servicer, for each accrual day for which the Servicer is an Affiliate of SFC, an amount equal to (x) SFC's Interest as at the close of business on the Computation Date for such accrual day times
    (y) the accrued Servicer's Compensation accrued on such accrual day; and

              (v)   the balance shall be paid to SFC.

              (c) On the Business Day after the Final Payment Date, (i) the Servicer shall recompute the Buyers' Interest as 0%, (ii) the Buyers shall be deemed to have reconveyed to SFC, without representation or warranty, any interest in the Receivables and all Related Security with respect thereto (including the Purchased Interest), (iii) the Collateral Agent shall pay to SFC any amounts held in the Collection Account and the Cash Collateral Account and (iv) the Agents and the Buyers shall promptly execute and deliver to SFC, at SFC's expense, such documents or instruments as are reasonably necessary to terminate their interest in the Receivables, all Related Security, all Collections with respect thereto and all proceeds of the foregoing.

          2.07. FEES; SERVICER'S COMPENSATION. (a) Notwithstanding anything to the contrary contained in this Agreement, SFC shall pay, until the Final Payment Date, the following non-refundable fees:

         (i) on the Closing Date to the Collateral Agent, for the account of the Agents, such fees as agreed to by SFC and the Agents pursuant to the letter agreement dated June 21, 1994 between J.P. Morgan Delaware and Schuller;

         (ii) on the Closing Date to the Administrative Agent, for the account of each Buyer, the Participation Fee;

         (iii) if the Servicer is not an Affiliate of SFC, to the Agents such other fees in such amounts and at such times as agreed to in writing by SFC and the Agents; and

         (iv)  as provided in Section 2.10, the Commitment Fees.

         (b) If the Servicer is an Affiliate of SFC, Schuller shall pay on behalf of SFC, until the Final Payment Date, to the

 Agents such other non-refundable fees in such amounts and at such times as agreed to in writing by SFC and the Agents.

          (c) The Servicer's Compensation shall be paid to the Servicer in accordance with Sections 2.05 and 2.06 hereof. Servicer's Compensation payable to Schuller as Servicer shall accrue on each day until the earlier of the Final Payment Date and the date of a Servicing Transfer, in an amount equal to the product of (1) 2% per annum (calculated on a 360-day basis) and (2) the aggregate Outstanding Balance (exclusive of any write-offs) of Purchased Receivables on such day. Servicer's Compensation payable to any Servicer that is not an Affiliate of Schuller shall accrue on each day until the earlier of the Final Payment Date and the date of a Servicing Transfer in such reasonable amount as agreed upon by such Servicer, the Collateral Agent and the Required Buyers.

          Any of the fees described in this Section 2.07 which are accrued but unpaid on the date following the Termination Date when the Aggregate Net Investment has been reduced to zero shall be paid in full by SFC on such date.

          2.08. OPTIONAL REDUCTION OF COMMITMENTS. SFC may reduce in whole or in part the total Commitments (but not below the Aggregate Net Investment) by giving the Collateral Agent notice thereof at least three Business Days before such reduction is to take place; PROVIDED, HOWEVER, that any partial reduction shall be in an amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Any reduction in the total Commitments shall cause a pro rata reduction in the Commitment of each Buyer. The Administrative Agent shall give S&P prompt notice of any reduction in the Commitments.

          2.09. PAYMENTS UNDER CERTAIN CIRCUMSTANCES. (a) (i) If, as to any Receivable, a representation or warranty deemed made pursuant to Section 3.02 on the date of any Purchase of a Purchased Interest therein was not true when deemed made, SFC shall, within two Business Days of discovery by or notice to SFC of such fact, deposit in the Collection Account, as a Collection with respect thereto, the Outstanding Balance of such Receivable;

               (ii) if at any time the Buyers shall cease to have a perfected undivided ownership interest, or a first priority perfected security interest, in a Purchased Receivable, free and clear of any Adverse Interest, which cessation was not caused solely by the Buyers, SFC shall, within two Business Days of discovery by or notice to SFC of such fact, deposit in the Collection Account, as a Collection with respect thereto, the Outstanding Balance of such Receivable; or

               (iii) if on any day the Outstanding Balance of a Purchased Receivable (or the amount thereof treated as an Eligible Receivable) is reduced or canceled as a result of any Dilution Adjustment or Dispute, defense, counterclaim or setoff with respect to such Receivable, SFC shall deposit in the Collection Account on such day (or, if such day was not a Business Day, the next succeeding Business
Day), as a Collection with respect thereto, the amount of such reduction or cancellation in the Collection Account;

PROVIDED that, so long as no Termination Event or Potential Termination Event shall have occurred and be continuing, no such deposit shall be required except to the extent that if such deposit were not made, the Adjusted Buyers' Interest would exceed 100% (calculated, prior to the Termination Date, after applying Available Collections in accordance with Section 2.05 hereof); PROVIDED FURTHER that if the circumstances described in clause (ii) applies to all Purchased Receivables, SFC shall instead repurchase the Purchased Interest at a price equal to the Aggregate Unpaids by paying such amount to the Administrative Agent for the account of the Buyers.

         (b) SFC may at any time at its option reduce the Aggregate Net Investment by directly paying monies from its funds to the Administrative Agent for distribution to the Buyers for application to such Tranche or Tranches as SFC shall direct; PROVIDED that

         (i) no such reduction may be made in respect of any Tranche accruing Yield at the Euro-Dollar Rate or the Fixed CD Rate except at the end of the Yield Accrual Period therefor;

         (ii) no such reduction may be made in respect of any Tranche accruing Yield at the Base Rate unless it is in an amount equal to the lesser of
    (x) $1,000,000 and (y) the amount of such Tranche and, if it was a partial reduction of a Tranche, the amount of the remaining portion of such Tranche shall not be less than $1,000,000; and

         (iii) no such reduction shall be made unless SFC shall have determined, based on consultation with its accounting officer, that the amount of such reduction will have no effect on the treatment of the sales of interests in the Receivables to the Buyers hereunder as sales for accounting purposes.

          2.10. PAYMENTS AND COMPUTATIONS. (a) All amounts to be paid to the Agents or the Buyers hereunder shall be paid in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in immediately available funds to the account of the Administrative Agent indicated on the signature pages hereof or otherwise notified by the Administrative Agent. No such amount shall, except as provided in the FURTHER PROVISO in Section 2.09(a), be deemed paid by virtue of its deposit in the Collection Account or the Cash Collateral Account. Except as provided in the FURTHER PROVISO in Section 2.09(a) and in Section 2.09(b), payment in respect of

Aggregate Net Investment, Yield, Servicer's Compensation and interest thereon shall be paid (and shall be due and payable) only out of Collections pursuant to
Section 2.05 and 2.06; Commitment Fees and Other Expenses shall be paid pursuant to Section 2.05 and 2.06, or if not so paid, shall in any event be payable by SFC in arrears on each Settlement Date (in the case of Commitment Fees) or when due (in the case of Other Expenses). Amounts payable to the Agents, or the Buyers under any provision of Section 2.05 or 2.06 shall be paid ratably to the extent of funds available. SFC shall, to the extent permitted by law, pay to the Agents or the Buyers upon demand, interest on all amounts not paid when due and payable hereunder at a rate equal to 2% per annum plus the Base
Rate (calculated on the basis of a year of 365 days and actual days elapsed). All computations by the Agents of amounts payable hereunder shall be binding and conclusive absent manifest error.

          (b) The Buyers' Interest shall be calculated by the Servicer for purposes of each Purchase Notice and each Daily Report. If the Servicer shall fail to promptly calculate the Buyers' Interest as required herein, the Collateral Agent may calculate the Buyers' Interest. All calculations of the Buyers' Interest shall be rounded to the nearest 1/100 of 1% (with any calculation that yields 5/1000 of 1% as a last digit being rounded upward). The Buyers acknowledge that all calculations hereunder made by SFC or the Servicer are being made on a best efforts basis to the extent of information available at the time such calculations are being made.

          2.11. CHANGE IN CIRCUMSTANCES-UNAVAILABILITY. If with respect to any Yield Accrual Period (a) deposits in Dollars (in the applicable amounts) are not being offered to the relevant Euro-Dollar Reference Banks in the London interbank market for such Yield Accrual Period or (b) Buyers having 50% or more of the aggregate amount of the Commitments advise the Collateral Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as determined by the Collateral Agent, will not adequately and fairly reflect the cost to such Buyers of maintaining or funding Tranches the Yield Rate of which is based on the Fixed CD Rate or the Euro-Dollar Rate, as the case may be, the Collateral Agent shall forthwith give notice thereof to SFC and the Buyers, whereupon until the Collateral Agent notifies SFC that such circumstances no longer exist, the obligation of the Buyers to allocate any portion of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Fixed CD Rate or the Euro-Dollar Rate, as the case may be, shall be suspended. Upon the occurrence of a suspension of the availability of Tranches the Yield Rate of which is based on the Fixed CD Rate or the Euro-Dollar Rate, as the case may be, as provided for by the immediately preceding sentence, the Yield Rate that shall apply to the Aggregate Net Investment shall be based on the Base Rate.

          2.12. CHANGE IN CIRCUMSTANCES-ILLEGALITY. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer with any request or directive (whether or not having the force of law) made or issued after the date hereof by any such authority, central bank or comparable agency shall make it unlawful or impossible for such Buyer to allocate its PRO RATA share of the Aggregate Net Investment to any Tranche the Yield Rate of which was based on the Euro-Dollar Rate and such Buyer shall so notify the Collateral Agent, then the Collateral Agent shall forthwith give notice thereof to the other Buyers, and SFC, whereupon until such Buyer notifies the Collateral Agent and SFC that such circumstances no longer exist, the obligation of such Buyer to allocate its PRO RATA share of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Euro-Dollar Rate shall be suspended. If such Buyer shall determine that it may not lawfully continue to allocate its PRO RATA share of the Aggregate Net Investment to any outstanding Tranche the Yield Rate of which is based on the Euro-Dollar Rate, then such Buyer's PRO RATA share of such Tranche shall be deemed to be a separate Tranche with a Yield Rate based on the Base Rate and with a Yield Accrual Period ending on the last Business Day of the calendar month.

          2.13. FUNDING LOSSES. Notwithstanding anything in this Agreement to the contrary, if for any reason a reduction of any Tranche was effected, the Yield Rate of which was determined by reference to the Euro-Dollar Rate or the Fixed CD Rate on any day other than the last day of the Yield Accrual Period applicable thereto, or a Yield Accrual Period ends on any day earlier than the originally scheduled last day of such Yield Accrual Period, whether by operation of the proviso in the definition of Yield Accrual Period or otherwise, or if SFC fails to complete any Incremental Purchase after notice has been given to the Collateral Agent in accordance with Section 2.02 hereof, SFC shall reimburse each Buyer within 10 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Tranche), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, subject to the last sentence of this Section 2.13. Any such Buyer making such demand for reimbursement shall deliver to SFC a certificate setting forth in reasonable detail the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Any payments made by SFC pursuant to this
Section 2.13 shall only be made from amounts available pursuant to Sections 2.05(b)(iii) and (iv) or 2.06(a)(viii), (b)(iii) and (b)(v), as the case may be (such amounts being referred to herein as "EXCESS AMOUNTS"), and any debt of SFC arising under this Section 2.13 shall not constitute a claim against SFC to the extent that Excess Amounts are insufficient to pay such debt.

          2.14.  EXTENSION OF EXPIRATION DATE.

          (a) Subject to subpart (b) of this Section 2.14 and other provisions of this Agreement permitting earlier termination, this Agreement and each Buyer's Commitment shall terminate on August 29, 1997 (or if such day is not a Business Day, the next succeeding Business Day).

          (b) If SFC desires to extend the Expiration Date, then SFC shall notify the Agent not later than November 29, 1996 of its desire to extend the Expiration Date for a period of 12 additional months, whereupon the Agent shall notify each Buyer of the desire of SFC. Each Buyer shall notify the Agent of its decision with respect to such extension not later than February 29, 1997, which decision was in the absolute discretion of each Buyer. Failure by any Buyer to notify the Agent of its decision with respect to such extension shall be deemed to be notification of non-extension by such Buyer. The Agent shall notify SFC of the decisions of the Buyers not later than March 29, 1997 or, if such day is not a Business Day, the next succeeding Business Day. If Buyers having at least 75% of the aggregate of the Commitments agree to such extension, the Expiration Date shall be August 29, 1998, or if such day is not a Business Day, the next succeeding Business Day.

          Notwithstanding the foregoing, the Expiration Date shall not be extended pursuant to this subsection unless, on August 29, 1997 (or if such day is not a Business Day, the next succeeding Business Day), the Aggregate Net Investment does not exceed the total Commitments of the extending Buyers and the accrued Commitment Fees and all other Aggregate Unpaids (other than such Buyer's portion of the Aggregate Net Investment and accrued Yield) payable to the non-extending Buyers have been paid in full. Upon such date, if such condition is met, the extending Buyers shall make such payments to the non-extending Buyers in respect of the portion of Aggregate Net Investment represented by Tranches payable to such non-extending Buyers, on a ratable basis, so as to effect a purchase by the extending Buyers of the exposures of the non-extending Buyers in respect of such Tranches. Any such purchase from the non-extending Buyers shall be without any representation or warranty from the non-extending Buyers; PROVIDED that the non-extending Buyers shall represent and warrant that they have not transferred or otherwise encumbered any portion of such Buyer's portion of the Purchased Interest. The Administrative Agent shall give S&P prompt notice of any extension of the Expiration Date pursuant to this Section 2.14(b).

          2.15. INFORMATION REGARDING THE RECEIVABLES. (a) SFC shall cause the Servicer to, and the Servicer shall, prepare and deliver to the Collateral Agent on each Business Day on which the Aggregate Net Investment is greater than zero a report substantially in the form of Exhibit D (the "DAILY REPORT"); PROVIDED that delivery of a Daily Report may be delayed for up to two Business Days if such delay is attributable to a systems failure or other circumstance outside the control of SFC and the Servicer. Delivery of each Daily Report to the Collateral Agent shall be deemed a representation by SFC that such Daily Report is, to the best knowledge of SFC and the Servicer, accurate in all material respects. The Collateral Agent shall provide the Daily Reports to Buyers upon request.

          (b) On or prior to the Settlement Date in each month, SFC shall cause the Servicer to, and the Servicer shall, prepare and forward to the Agents, the Buyers and S&P (i) a monthly report, substantially in the form of Exhibit E (the "MONTHLY REPORT"), as of the close of business on the Month-end Date therefor and certified by SFC's chief executive officer, chief financial officer or chief accounting officer and (ii) if requested by the Collateral Agent, a listing (which may be in writing or in personal computer readable form) by Obligor of all Purchased Receivables. If there has been any delay in delivery of a Daily Report during the Report Month then ended, the Monthly Report shall contain an explanation of the reasons for such delay.

          (c) On or before April 30 of each calendar year, beginning with April 30, 1995, SFC will, or will cause the Servicer to (in which event the Servicer shall), cause a firm of nationally recognized independent public accountants (who may also render other services to Schuller, the Servicer or SFC) to furnish a report to SFC, the Agents and the Buyers to the effect that:

          (i)  such firm has audited SFC's and Schuller's Receivables,

         (ii) in conjunction with planning and performing those audits the internal control structure of Schuller and the Servicer and their internal accounting controls over the processing of Receivables was considered, and

        (iii) based on procedures whereby the Servicer's internal accounting records are compared on a random sampling basis to the information contained in the Daily Reports and Monthly Reports prepared during the period covered by such report, the information contained in the Daily Reports and Monthly Reports reviewed reconciles with the information contained in the Servicer's records relating to the Receivables.

          (d) Not more than two times per year at the Collateral Agent's request, or at any time and from time to time at the Collateral Agent's request during the continuance of a Termination Event, each of SFC and the Servicer shall permit the Collateral Agent (or its designee) to conduct audits of the Receivables and compliance with the provisions of Section 2.04, 2.05 and 2.06, to visit and inspect any of its properties, to examine its records (and take copies and extracts therefrom), internal controls and procedures relating to the Receivables and the Obligors and its ability to perform its obligations under any of the Program Documents and to discuss such matters with its officers, employees and independent accountants. Each of SFC and the Servicer hereby authorizes such officers, employees and independent accountants to discuss such matters with the Collateral Agent (or such designee).

          (e) SFC will, or will cause the Servicer to (in which event the Servicer shall), furnish to the Collateral Agent and the Buyers such additional information with respect to the Receivables as the Collateral Agent may from time to time reasonably request.



                                     ARTICLE III

                      CONDITIONS TO EFFECTIVENESS AND PURCHASES

          3.01. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective on the date (the "CLOSING DATE") on which SFC or the Servicer shall deliver or cause to be delivered to the Agents the following documents and instruments, all of which shall be in form and substance acceptable to the
Agents:

          (a) A copy of the resolutions of the Board of Directors of SFC certified as of the date hereof by its secretary or an assistant secretary authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by SFC hereunder and approving the transactions contemplated hereby and thereby;

          (b) The certificate of incorporation of SFC certified as of a date reasonably near the Closing Date by the Secretary of State of the State of Delaware;

          (c) A good standing certificate for SFC issued by the Secretary of State of the State of Delaware, a certificate of qualification as a foreign corporation issued by the Secretary of State of the State of Colorado and certificates of the appropriate state official in the States of Delaware and Colorado as to the payment of franchise taxes by SFC under the Laws of such jurisdiction, each such certificate to be dated a date reasonably near the Closing Date;

          (d) A certificate of the secretary or an assistant secretary of SFC dated the Closing Date and certifying (i) the names and signatures of the Responsible Officers authorized on its behalf to execute this Agreement and any other documents to be delivered by SFC hereunder and the names and signatures of three additional officers authorized on its behalf to execute Purchase Notices (on which certificate the Administrative Agent and the Collateral

    Agent may conclusively rely until such time as the Administrative Agent and the Collateral Agent shall receive from SFC a revised certificate meeting the requirements of this clause (d)(i), and if such certificate includes the names and signatures of officers of SFC other than Responsible Officers, such inclusion shall be approved by the Agents), (ii) that there have been no amendments or modifications to the certificate of incorporation of SFC subsequent to the date of the certificate in clause
    (b) above, (iii) a copy of SFC's by-laws and (iv) the name of SFC's outside directors;

         (e) A copy of the resolutions of the Board of Directors of Schuller certified as of the date hereof by its secretary or an assistant secretary authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by Schuller hereunder and the Purchase and Sale Agreement and the other documents to be delivered by Schuller thereunder and approving the transactions contemplated thereby;

         (f) The certificate of incorporation of Schuller certified as of a date reasonably near the Closing Date by the Secretary of State or other similar official of Schuller's jurisdiction of incorporation;

         (g) A good standing certificate for Schuller issued by the Secretary of State of the State of Delaware, a certificate of qualification as a foreign corporation issued by the Secretary of State of the State of Colorado and certificates of the appropriate state official in the States of Delaware and Colorado as to the payment of franchise taxes by Schuller under the Laws of such jurisdiction, each such certificate to be dated a date reasonably near the Closing Date;

         (h) A certificate of the secretary or an assistant secretary of Schuller dated the Closing Date and certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and the Purchase and Sale Agreement and any other documents to be delivered by Schuller hereunder or thereunder (on which certificate the Administrative Agent and the Collateral Agent may conclusively rely until such time as the Administrative Agent or the Collateral Agent shall receive from Schuller a revised certificate meeting the requirements of this clause (i)) and (ii) a copy of Schuller's by-laws;

         (i) Acknowledgment copies of proper financing statements (Form UCC-3) dated a date reasonably near to the Closing Date naming SFC as the seller of Receivables and the Buyers as purchasers or other similar instruments or documents as may be necessary or, in the opinion of the Collateral Agent or its counsel, desirable under the UCC of all appropriate jurisdictions to evidence or perfect the Buyers' ownership interest in all Receivables;

         (j) Acknowledgment copies of proper financing statements (Form UCC-3) dated a date reasonably near the Closing Date naming the Seller as the seller of Receivables and SFC as purchaser or other similar instruments or documents as may be necessary or, in the opinion of the Collateral Agent or its counsel, desirable under the UCC of all appropriate jurisdictions to evidence or perfect SFC's ownership interest in all Receivables;

         (k) Acknowledgment copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in Receivables previously granted by the Seller or SFC;

         (1) (i) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to Collateral Agent or its counsel) dated a date reasonably near the Closing Date listing all effective financing statements which name the Seller or SFC (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to items (i) or (j) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts or inventory or goods the sale of which may give rise to a Receivable) and (ii) certified copies of requests for information dated a date reasonably near the Closing Date listing all tax Liens against the Seller or SFC in the States of Delaware and Colorado;

         (m) Copies of all Lockbox Servicing Instructions and all other agreements previously given or entered into with each of the Lockbox Banks and the Collection Account Bank;

         (n) Undated duly executed letters (a "LOCKBOX TRANSFER LETTER") from SFC addressed to each Lockbox Bank and the Collection Account Bank substantially in the form of Exhibit F hereto;

         (o) A favorable opinion of Davis Polk & Wardwell, special counsel for SFC, dated the Closing Date, in substantially the form of Exhibit G-1 hereto, a favorable opinion of Davis Polk & Wardwell, special counsel for Schuller, in substantially the form of Exhibit G-2 hereto, and a favorable opinion of Davis Polk & Wardwell, special counsel to SFC and Schuller, in substantially the form of Exhibit G-3 hereto and, in each case, as to such other matters as the Collateral Agent may reasonably request;

         (p) A favorable opinion of Dion Persson, counsel for SFC and Schuller, dated the Closing Date, in substantially the form of Exhibit G-4 hereto except with respect to matters governed by Colorado Law, and as to such other matters as the Collateral Agent may reasonably request;

         (q) A favorable opinion of Otten, Johnson, Robinson, Neff and Ragonetti, counsel for SFC and Schuller, dated the Closing Date, in substantially the form of Exhibit G-4 hereto with respect to matters governed by Colorado law, and as to such other matters as the Collateral Agent may reasonably request;

         (r) An officer's certificate, dated the Closing Date, in the form of Exhibit L hereto, executed by a Responsible Officer of SFC and Schuller;

         (s)  The fees described in Section 2.07 (a)(i) and (ii) hereof;

         (t) Evidence satisfactory to the Collateral Agent of the establishment of the Collection Account and the Cash Collateral Account and copies of all agreements with respect thereto;

         (u) A Monthly Report for the immediately preceding month, calculated as provided in the form of Monthly Report attached hereto as Exhibit E;

         (v) A letter from the Seller's independent auditor confirming the characterization of the transfer of the Receivables from the Seller to SFC as a sale under GAAP and a letter from SFC's independent auditor confirming the characterization of the transfer of an interest in the Receivables from SFC to the Buyers as a sale under GAAP;

         (w) A Buyer's Certificate for each of the Buyers duly executed by SFC;

         (x) Evidence satisfactory to the Collateral Agent that the Buyer's Certificates shall have received a credit assessment of at least "AAA" by S&P;

         (y) Executed copies of all Program Documents that are required by the Agents to be signed on or prior to the Closing Date, in form and substance satisfactory to the Buyers; and

         (z) Such other documents as the Collateral Agent or its counsel shall reasonably request.

           3.02.  CONDITIONS TO INCREMENTAL PURCHASES AND REINVESTMENT.

          (a) The following shall be conditions precedent to the obligation of any Buyer to make any Incremental Purchase: (a) the truth and correctness of the representations and warranties in Article IV hereof and in Article IV of the Purchase and Sale Agreement as of the date of the Incremental Purchase referred to below as though made on and as of such date, (b) compliance in all material respects with the covenants and agreements in Articles II and V hereof and in the Purchase and Sale Agreement and (c) the requirement that no Termination Event or Potential Termination Event shall have occurred or be continuing or occur as a result of such Incremental Purchase.

          (b) The following shall be conditions precedent to the obligation of any Buyer to make any Reinvestment under Section 2.05 hereof: (a) the truth and correctness of the representations and warranties contained in Section 4.02 as to such Purchase; and (b) the fact that after giving effect to such Purchase, the Adjusted Buyers' Interest shall not exceed 100%.

                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

          4.01. GENERAL REPRESENTATIONS AND WARRANTIES OF SFC. SFC, in addition to its other representations and warranties contained herein, hereby represents and warrants to the Purchase Parties on and as of the Closing Date and on and as of the date of each Incremental Purchase that:

         (a) ORGANIZATION AND QUALIFICATION. SFC is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. SFC is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on the collectibility of the Receivables or the ability of SFC to perform its obligations under the Program Documents.

         (b) CORPORATE POWER. SFC has the corporate power and authority to execute and deliver the Program Documents, to make the sales provided for herein and to perform its obligations hereunder and thereunder.

         (c) EXECUTION AND BINDING EFFECT. Each of the Program Documents to which SFC is a party has been duly and validly authorized, executed and delivered by SFC and (assuming the due and valid execution and delivery thereof by the other parties to each of the Program Documents), constitutes a legal, valid and binding obligation of SFC enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity, and will vest absolutely and unconditionally in the Buyers a valid undivided ownership interest in the Receivables purported to be assigned thereby, subject to no Liens whatsoever. Upon the filing of UCC financing statements with the Secretary of State of the State of Colorado, the Buyers' ownership interest in the Receivables will be perfected under Article Nine of such UCC, prior to and enforceable against all creditors of and purchasers from SFC and all other Persons whatsoever (other than the Buyers and their successors and assigns).

         (d) AUTHORIZATIONS AND FILINGS. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of SFC, advisable in connection with the execution and delivery by SFC of the Program Documents, the consummation by SFC of the transactions herein or therein contemplated or the performance by SFC of or the compliance by SFC with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that the Buyers will have an undivided ownership interest in and to the Receivables which is perfected and prior to all other Liens (including competing ownership interests), other than the filing of UCC financing statements with the Secretary of State of the State of Colorado.

         (e) ABSENCE OF CONFLICTS. The execution and delivery by SFC of the Program Documents, the consummation by SFC of the transactions herein or therein contemplated and the performance by SFC of or the compliance by SFC with the terms and conditions hereof or thereof, do not and will not (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the certificate of incorporation or by-laws of SFC or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which SFC is a party or by which SFC or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the collectibility of the Receivables or the ability of SFC to perform its obligations under the Program Documents, or result in rendering any Debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of SFC. SFC has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.

         (f)  LOCATION OF CHIEF EXECUTIVE OFFICE, ETC.  As of the Closing Date:
    (i) SFC's Chief Executive Office is located at the address for notices for SFC set forth on the signature pages hereof; (ii) SFC has no Subsidiaries;
    (iii) the offices where SFC keeps all of its Records evidencing Receivables and related Contracts are listed on Exhibit M hereto; (iv) SFC has not signed any form UCC-1 financing statements or similar documents as "debtor" under a name other than Schuller Funding Corporation in connection with the Receivables; and (v) since its incorporation, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).

         (g) NO TERMINATION EVENT. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.

         (h) ACCURATE AND COMPLETE DISCLOSURE. No information furnished in writing by SFC to any Purchase Party pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

         (i) NO PROCEEDINGS. There are no proceedings or investigations pending, or to the knowledge of SFC, threatened, before any official Body
    (A) asserting the invalidity of the Program Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Program Documents, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by SFC or the Servicer of its obligations under the Program Documents or (ii) the validity or enforceability of the Program Documents, the Contracts or an material amount of the Receivables.

         (j) BULK SALES ACT. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

         (k) FINANCIAL CONDITION. Since June 30, 1994, there has been no material adverse change in the financial condition or results of operations of SFC or in its ability to perform its obligations under the Program Documents.

         (l) LITIGATION. No injunction, decree or other decision has been issued or made by any Official Body and, to the knowledge of SFC, no threat by any Person has been made to attempt to obtain any such decision, with respect to this Agreement or the transactions contemplated hereby or that, individually or in the aggregate, could have a material adverse impact on the collectibility of a material amount of the Receivables, the ability of SFC to perform its obligations under the Program Documents or the performance of any other terms of the Program Documents, and no litigation, investigation or proceeding of the type referred to in Section 5.01(j) exists except as set forth on Exhibit N.

         (m) MARGIN REGULATIONS. The use of all funds acquired by SFC under this Agreement will not conflict with or contravene any of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.

         (n) ERISA. SFC is in compliance in all material respects with ERISA and no lien exists in favor of the PBGC on any of the Receivables.

         (o) ENVIRONMENTAL MATTERS. Environmental Laws will not have a material adverse effect on the business, financial condition or results of operations of SFC.

         (p) INVESTMENT COMPANY ACT. SFC is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (q) ASSIGNMENT OF PROGRAM DOCUMENTS. This Agreement vests in the Buyers all rights, remedies, powers, privileges and claims of SFC under and with respect to the Program Documents.

         4.02. REPRESENTATIONS AND WARRANTIES OF SFC WITH RESPECT TO EACH SALE OF INTERESTS IN RECEIVABLES. By selling undivided ownership interests in Receivables to the Buyers either by an Incremental Purchase or a Reinvestment, SFC represents and warrants to the Purchase Parties as of the Closing Date and as of such sale pursuant to an Incremental Purchase or Reinvestment that:

         (a) PURCHASE NOTICE. If such sale is pursuant to an Incremental Purchase, all information set forth on the related Purchase Notice was true and correct as of the date of such Incremental Purchase.

         (b) ASSIGNMENT. This Agreement vests in the Buyers all the right, title and interest of SFC in and to the Purchased Interest, and constitutes a valid sale of the Purchased Interest, enforceable against all creditors of and purchasers from SFC or a first priority perfected security interest in, to and under all of SFC's right, title and interest in, to and under each Receivable.

         (c) NO LIENS. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, was owned by SFC free and clear of any Lien, and when the Buyers make a purchase of a Purchased Interest in such Receivable they shall have acquired and shall continue to have maintained an undivided percentage ownership interest to the extent of the Buyers' Interest in such Receivable and in the Related Security, Collections and other Proceeds with respect thereto free and clear of any Lien other than any Liens created by the Buyers. SFC has not and will not have sold, pledged, assigned, transferred or subjected to a Lien any of the Receivables, other than the assignment of a Purchased Interest therein to the Buyers in accordance with the terms of this Agreement.

         (d) FILINGS. On or prior to each Purchase and each recomputation of the Purchased Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Purchased Interest against all creditors of and purchasers from SFC and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

         (e) CREDIT AND COLLECTION POLICY. SFC has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

         (f) LOCKBOX BANKS AND LOCKBOX ACCOUNTS. The names and addresses of all Lockbox Banks, together with the numbers of all Lockbox Accounts at such Lockbox Banks and the addresses of all related Lockboxes, are specified in Schedule 1 (or have been notified by SFC to the Agents, and if required pursuant to the definition of "Qualified Bank", have been consented to by the Required Buyers).

         (g) ELIGIBLE RECEIVABLES. Each Receivable included in determination of the Net Pool Balance was an Eligible Receivable.

         (h) RECEIVABLES AS DEFINED. Each receivable purchased from the Seller conforms to the definition of "Receivables" set forth in Section
    1.01 hereof.

         (i) NO FINAL PURCHASE DATE. The Final Purchase Date has not occurred under the Purchase and Sale Agreement and that, if on the date of such Purchase, there are new Receivables to be purchased under the Purchase and Sale

    Agreement, such Receivables are in fact purchased on such day pursuant to the Purchase and Sale Agreement.

         (j) ACCURATE AND COMPLETE DISCLOSURES CONCERNING RECEIVABLES. No information furnished in writing by SFC, the Servicer or the Seller to any Purchase Party concerning any Receivable is false or misleading in any material respect as of the date on which such information was furnished (including by omission of material information necessary to make such information not misleading).

         (k) STOCKHOLDER'S EQUITY. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event of the type set forth in Section 6.01(u).

         4.03. GENERAL REPRESENTATIONS AND WARRANTIES OF THE SERVICER. The Servicer in addition to its other representations and warranties contained herein, hereby represents and warrants to the Purchase Parties on and as of the Closing Date and on and as of the date of each Incremental Purchase (provided that if the Servicer is not Schuller, it does not make the representations set forth in Sections 4.03(i), (k) and (l) hereof):

         (a) ORGANIZATION AND QUALIFICATION. The Servicer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Servicer is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities, or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on the ability of the Servicer to perform its obligations under the Program Documents. The Servicer's chief executive office is, as of the Closing Date, located at the address for notices for the Servicer set forth on the signature pages hereof, and at any time after the Closing Date, at such other address as set forth in a notice from the Servicer to the Agent prior to the date of such change of address.

         (b) CORPORATE POWER. The Servicer has the corporate power and authority to execute and deliver this Agreement and the Program Documents, and to perform its obligations thereunder.

         (c) EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly authorized, executed and delivered by the Servicer and (assuming the due and valid execution and delivery thereof by the other parties hereto), constitutes a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity.

         (d) AUTHORIZATIONS AND FILINGS. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Servicer, advisable in connection with the execution and delivery by the Servicer of this Agreement or the Program Documents, the consummation by the Servicer of the transactions therein contemplated or the performance by the Servicer of or the compliance by the Servicer with the terms and conditions thereof, to ensure the legality, validity or enforceability thereof.

         (e) ABSENCE OF CONFLICTS. The execution and delivery by the Servicer of this Agreement and any other documents to be executed by the Servicer, in such capacity, pursuant to this Agreement, the consummation by the Servicer of the transactions herein contemplated, and the performance by the Servicer of or the compliance by the Servicer with the terms and conditions hereof and thereof, do not and will not (i) violate any Law or
    (ii) conflict with or result in a breach of or a default under (A) the certificate of incorporation or by-laws of the Servicer or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Servicer is a party or by which the Servicer or any of its respective properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement, or result in rendering any Debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Servicer.

         (f) NO TERMINATION EVENT. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event; PROVIDED that if Schuller is not the Servicer, such representation shall be to the best of the Servicer's knowledge.

         (g) ACCURATE AND COMPLETE DISCLOSURE. No information furnished in writing by the Servicer to any Purchase Party pursuant to or in connection with this Agreement, any Receivable or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

         (h) NO PROCEEDINGS. There are no proceedings or investigations pending, or to the knowledge of the Servicer, threatened, before any Official Body (A) asserting the invalidity of the Program Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Program Documents, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by SFC or the Servicer of its obligations under the Program Documents or (ii) the validity or enforceability of the Program Documents, the Contracts or any material amount of the Receivables.

         (i) FINANCIAL CONDITION. (i) The statement of assets and liabilities of Schuller Group as at June 30, 1994 and the related statement of income of Schuller Group for the period then ended, copies of which have been furnished to the Purchase Parties, fairly present the consolidated financial position of Schuller Group as at such date and the assets and liabilities of and the results of the operations of Schuller Group and its Consolidated Subsidiaries for the period ended on such date, prepared in accordance with GAAP, consistently applied, (ii) since June 30, 1994, there has been no material adverse change in any such financial condition or results of operations of Schuller Group and its Consolidated Subsidiaries taken as a whole and (iii) since June 30, 1994 there has been no material adverse change in the Servicer's ability to perform its obligations under this Agreement or the other Program Documents.

         (j) LITIGATION. No injunction, decree or other decision has been issued or made by any Official Body, and to the knowledge of the Servicer, no threat by any Person has been made to attempt to obtain any such decision, with respect to this Agreement or the transactions contemplated hereby or that, individually or in the aggregate, could have a material adverse impact on the collectibility of a material amount of the Receivables, the ability of the Servicer to perform its obligations under the Program Documents or the performance of any of the other terms of the Program Documents and no litigation, investigation or proceeding of the type referred to in Section 5.03(g) hereof exists except as set forth on Exhibit N.

         (k) ERISA. The Servicer is in compliance in all material respects with ERISA and no lien exists in favor of the PBGC on any of the Receivables.

         (l) ENVIRONMENTAL MATTERS. In the ordinary course of its business, the Servicer conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Servicer and its Subsidiaries, in the course of which it identifies and evaluates material associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, related constraints on operating activities, including, if applicable, any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and related costs and expenses). On the basis of this review, the Servicer has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial condition or results of operations of the Servicer and its Consolidated Subsidiaries, considered as a whole.

         (m) INVESTMENT COMPANY ACT. The Servicer is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                      ARTICLE V

                                      COVENANTS

         5.01. AFFIRMATIVE COVENANTS OF SFC. In addition to its other covenants contained herein or made pursuant hereto, SFC covenants to the Purchase Parties for the period through the Final Payment Date as follows:

         (a) NOTICE OF TERMINATION EVENT AND FINAL PURCHASE DATE. (i) Promptly upon becoming aware of any Termination Event or Potential Termination Event, SFC shall give the Agents notice thereof, together with a written statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by SFC.

              (ii) Promptly upon giving or receiving such notice, SFC shall notify the Agents of the giving or receipt of notice of a Final Purchase Date (as defined in the Purchase and Sale Agreement).

         (b) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware thereof, SFC shall give the Buyers' Agents notice of any event or condition which could reasonably be expected to have a material adverse effect on the collectibility of a material amount of the Receivables or the ability of the Servicer to service such Receivables or the ability of SFC to perform its obligations under the Program Documents. In order to verify compliance with this Section 5.01(b) and otherwise verify compliance with this Agreement, SFC shall furnish the following to the Purchase Parties:

              (i) as soon as practicable and in any event within 55 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each SFC Fiscal Year during the term of this Agreement, an unaudited balance sheet of SFC as at the end of such quarter and unaudited statements of income of SFC for such quarter and for the fiscal year through such quarter, substantially in accordance with GAAP (except as noted), all in reasonable detail and certified by a Responsible Officer of SFC;

              (ii) as soon as practicable and in any event within 100 days after the close of each SFC Fiscal Year during the term of this Agreement, an unaudited balance sheet of SFC as at the close of such fiscal year and an unaudited statement of income of SFC for such fiscal year, substantially in accordance with GAAP (except as noted), all in reasonable detail and certified by a Responsible Officer of SFC all in reasonable detail; and

              (iii) together with the financial statements required in clauses
         (i) and (ii) above, a certificate of a Responsible Officer of SFC stating that, as of the date of the relevant financial statements, (A) the representations and warranties set forth in Section 4.01 hereof are true and correct on and as of such date (provided that SFC shall not be required to make the representations set forth in Sections 4.01(g), (k), (n) and (o) hereof) and (B) no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

         (c) PRESERVATION OF CORPORATE EXISTENCE. Except as permitted pursuant to Section 5.02(d) hereof, SFC shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Buyers hereunder or (ii) the ability of SFC or the Servicer to perform their respective obligations under the Program Documents.

         (d) COMPLIANCE WITH LAWS, CERTIFICATE OF INCORPORATION AND BYLAWS. SFC shall comply in all material respects with all Laws applicable to SFC, its business and properties, and all Receivables where the failure to so comply would materially adversely affect (i) the interests of the Buyers hereunder or (ii) the ability of SFC or the Servicer to perform their respective obligations under the Program

    Documents. SFC shall comply with all of the provisions of its certificate of incorporation and by-laws.

         (e) ENFORCEABILITY OF OBLIGATIONS. SFC shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor.

         (f) BOOKS AND RECORDS. SFC shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate Records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, Records adequate to permit the identification of all Related Security and Collections and adjustments to each existing Receivable).

         (g) FULFILLMENT OF OBLIGATIONS. SFC will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to impair the rights, title and interest of the Buyers in and to the Purchased Interests and will pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction (except for any tax imposed on the overall net income of such Buyer by the jurisdiction in which such Buyer's principal office or booking office for this Agreement was located).

         (h) CUSTOMER LIST. SFC shall at all times maintain (or cause the Servicer to maintain) a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address, telephone number and account number of each such Obligor. SFC shall deliver or cause to be delivered a copy of such list to the Collateral Agent as soon as practicable following the Collateral Agent's request.

         (i) COPIES OF REPORTS, FILINGS, OPINIONS, ETC. SFC shall furnish to the Purchase Parties, as soon as practicable after the filing thereof, copies of all regular, periodic and special reports, if any, which Schuller Group files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto. SFC shall cause the Servicer to furnish to the Purchase Parties the financial statements and certificates required pursuant to Section 5.03(b) hereof.

          (j) LITIGATION. As soon as possible, and in any event within ten Business Days of SFC's knowledge thereof, SFC shall give the Agents and S&P notice of (i) any litigation, investigation or proceeding against SFC which may exist at any time which, in the reasonable judgment of SFC, could have a material adverse effect on the collectibility of a material amount of the Receivables or the ability of SFC or the Servicer to perform their respective obligations under Program Documents or under the Servicing Agreement and (ii) any material adverse development in any such previously disclosed litigation.

          (k) NOTICE OF RELOCATION. SFC shall give the Collateral Agent and S&P 30 days' prior notice of any relocation of its Chief Executive Office. SFC will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article Nine of the UCC (1972 or later revision) is in effect.

          (l) FURTHER INFORMATION. SFC shall furnish or cause to be furnished to the Purchase Parties such other information concerning the Receivables, the Related Security, the Collections and SFC's ability to perform its obligations under any of the Program Documents as promptly as practicable, and in such form and detail as the Collateral Agent or the Required Buyers may reasonably request, and SFC shall furnish the Collateral Agent with all notices and other information delivered by the Seller to SFC pursuant to the Purchase and Sale Agreement.

          (m) TREATMENT OF PURCHASE. For accounting purposes, SFC shall treat each Purchase made hereunder as a sale of a Purchased Interest in the underlying Receivables. SFC shall also maintain its accounting records in a manner which clearly reflects that each such Purchased Interest sold to the Buyers is treated as a sale.

          (n) FEES, TAXES AND EXPENSES. SFC shall pay all filing fees, stamp and documentary taxes and other taxes (not including income, franchise or withholding taxes) which may be incurred on account of or arise out of the execution, filing or recordation of this Agreement and the documents and instruments entered into, filed or recorded pursuant to or in connection with this Agreement.

          (o) ADMINISTRATIVE AND OPERATING PROCEDURES. SFC shall maintain (or cause the Servicer to maintain) administrative and operating procedures that are no less adequate than those in effect on the date hereof to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

          (p) COLLECTIONS. SFC shall instruct all Obligors to cause all Collections on account of Receivables to be mailed directly to a Lockbox.

          (q) INSURANCE. SFC shall keep insured by financially sound and reputable insurers, or through self-insurance, all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

          (r) FUNDS HELD IN TRUST. SFC shall hold in trust for the benefit of the Purchase Parties any Collections received directly by SFC and shall deposit such collections in the Collection Account within two Business Days of the receipt thereof.

          5.02. NEGATIVE COVENANTS OF SFC. SFC covenants that it will not, without the prior written consent of the Required Buyers for the period through the Final Payment Date:

          (a) STATEMENT FOR AND TREATMENT OF THE SALES. Prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions described herein in any manner other than as a sale of the Purchased Interest to the Buyers.

          (b) NO RESCISSIONS OR MODIFICATIONS. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution Adjustments to an obligor.

          (c) NO LIENS ON RECEIVABLES. Cause any of the Receivables or related Contracts, or any inventory or goods the sale of which have given rise to a Receivable, or any Lockbox or Lockbox Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien (including, without limitation, a Lien in favor of the PBGC), other than the sale and assignment of the Purchased Interest therein to the Buyers and the Liens created in connection with the transactions contemplated by this Agreement and other than in connection with such inventory or goods in a manner which is consistent with the terms of the related Contract.

          (d) CONSOLIDATIONS, MERGERS. Consolidate or merge with or into any other Person; PROVIDED, that SFC may merge with a corporation if (i) 100% of the capital stock of such corporation is owned directly or indirectly by Schuller, (ii) immediately after giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing and (iii) the then current rating (or credit assessment) on the Buyer's Certificates shall have been affirmed by S&P after giving effect to such merger; PROVIDED, FURTHER that SFC shall not merge with Schuller.

          (e) NO CHANGES. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any outstanding Receivable owned by SFC, or make any material change in the Credit and Collection Policy, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Collateral Agent at least 30 days' prior notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

          (f) CHANGE IN PAYMENTS OR DEPOSITS OF PAYMENTS. Add or terminate any Person as a Lockbox Bank from those Persons listed in Schedule 1 hereto, make or permit any change in the location of any Lockbox or the location or account number of any Lockbox Account, or make any change in the instructions to its Obligors regarding payments to be made to SFC or payments to be made to any Lockbox, in each case other than as permitted by
     Section 2.04 hereof and the definition of "Qualified Bank".

          (g) NO LIENS ON PROPERTY. Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets (other than Liens on office premises, furniture or equipment provided that such Liens are granted to Schuller or an Affiliate or the provider of such furniture or equipment), whether now owned or hereafter acquired except as provided for herein.

          (h) OTHER DEBT; RECEIVABLES. Create, incur, assume or suffer to exist any Debt, whether contingent or funded, or any other liability except
     (i) Debt under this Agreement, (ii) Debt of SFC representing any management fees or directors' fees, (iii) other Debt of SFC to any Purchase

     Party arising hereunder, (iv) Debt of SFC representing fees, expenses or other amounts, including the Servicer's Compensation, payable to Servicer,
     (v) Debt of SFC to Schuller, its successors or assigns pursuant to the Parent Note, (vi) Debt of SFC to the Seller pursuant to the Purchase and Sale Agreement, (vii) Debt representing taxes and fees incidental to the operation of its business, (viii) Debt of SFC representing rent incidental to the operation of its business and (ix) indebtedness for services supplied or furnished to SFC; PROVIDED that the aggregate amount of the indebtedness or liabilities described in this subpart (ix) shall not exceed $4,750.

          (i) GUARANTEES, LOANS, ADVANCES, INVESTMENTS AND OTHER LIABILITIES. Except as contemplated by this Agreement (including, without limitation, in connection with Temporary Cash Investments), make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest or investment in, or make any capital contribution to, any other Person.

          (j) OTHER AGREEMENTS. Enter into or be a party to any agreement or instrument other than the Program Documents or documents and agreements incidental thereto or incidental to its operations and business as contemplated thereby.

          (k) CAPITAL EXPENDITURES. Make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty) other than expenditures incidental to its operations and business.

          (l) OTHER BUSINESS. Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Program Documents.

          (m) AMENDMENT OF CERTIFICATE OF INCORPORATION OR BY-LAWS. Amend its certificate of incorporation or by-laws if such amendment would have a material adverse effect on the Buyers, the collectibility of the Receivables or SFC's ability to perform its obligations under the Program Documents; PROVIDED that SFC shall not materially change its certificate of incorporation or by-laws unless the then current rating (or credit assessment) on the Buyer's Certificates shall have been affirmed by S&P after giving effect to such material change.

          (n) COMPLIANCE WITH PROGRAM DOCUMENTS. Fail to comply with or to perform any of its obligations in the Program

     Documents the consequences of which would have an adverse effect on the Purchase Parties; or fail to comply in any respect with the provisions of its certificate of incorporation or by-laws relating to corporate separateness or its special purpose; or amend, supplement or otherwise modify any provision of any of the Program Documents, whether permitted to be granted specifically by any of the terms of the Program Documents or otherwise, except for any consent pursuant to Section 6.19 of the Purchase and Sale Agreement; PROVIDED that SFC shall not materially amend, supplement or otherwise modify any provision of any of the Program Documents unless the then current rating (or credit assessment) on the Buyer's Certificates shall have been affirmed by S&P after giving effect to such material amendment, supplement or modification.

          (o) SALE OF ASSETS. Sell, lease or transfer or otherwise dispose of any of its assets or purchase any asset other than as provided in (or, as to assets other than Receivables, permitted by) the Program Documents.

          (p) ENFORCEMENT OF OBLIGATIONS. Take or fail to take any action which would permit the Servicer or the Seller to have the right to refuse to perform any of their respective obligations under the Program Documents.

          (q) TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by the Program Documents, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); PROVIDED that any Affiliate who is an individual may serve as a director, officer or employee of SFC and receive reasonable compensation for his or her services in such capacity.

          (r) DIVIDENDS. Declare or pay any dividend or other amounts payable in respect of its capital stock (including by way of redemption or acquisition of its capital stock or rights to acquire such capital stock) or make any payment in respect of the Parent Note except to the extent of funds available therefor distributed to SFC pursuant to Sections 2.05 and
     2.06 and not required for the purchase of Receivables under the Purchase and Sale Agreement and only if no Event of Termination or Potential Event of Termination has occurred and is continuing or would be existing after giving effect thereto.

          5.03. COVENANTS OF THE SERVICER. In addition to its other covenants contained herein or made pursuant hereto, the Servicer covenants to the Purchase Parties for the period through the Final Payment Date as follows (provided that if the Servicer is not Schuller, it shall not be bound by the covenants set forth in Sections 5.03(b)(iii), (k), (l) and (s) hereof):

          (a) NOTICE OF TERMINATION DATE. Promptly upon becoming aware of any Termination Event or Potential Termination Event, the Servicer shall give the Agents notice thereof, together with a written statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Servicer.

          (b) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware thereof, the Servicer shall give the Agents notice of any event or condition which reasonably could have a material adverse effect on the ability of the Servicer to service such Receivables. In order to verify compliance with this Section 5.03(b) and otherwise verify compliance with this Agreement, the Servicer shall furnish the following to the Purchase Parties:

               (i) as soon as practicable and in any event within 55 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each fiscal year of the Servicer during the term of this Agreement, an unaudited statement of assets and liabilities of the Servicer as at the end of such quarter and an unaudited statement of income of the Servicer for such quarter, prepared in accordance with GAAP, consistently applied, all in reasonable detail and certified by a Responsible Officer of the Servicer;

              (ii) as soon as practicable and in any event within 100 days after the close of each fiscal year of the Servicer during the term of this Agreement, an unaudited statement of assets and liabilities of the Servicer as at the close of such fiscal year and an unaudited statement of income of the Servicer for such fiscal year, prepared in accordance with GAAP, consistently applied all in reasonable detail and certified by a Responsible Officer of the Servicer; and

             (iii)  together with the financial statements required in clauses
          (i) and (ii) above, a certificate of a Responsible Officer of the Servicer stating that, as of the date of the relevant financial statements, (A) the representations and warranties set forth in
          Section 4.03 hereof are true and correct on and as of such date (provided that the Servicer shall not be required to make the representations set forth in Sections 4.03(f), 4.03(i)(ii), 4.03(k) and 4.03(l) hereof) and (B) no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

          Notwithstanding the foregoing, in the event the Servicer is Schuller or any other Affiliate of Schuller Group, the financial statements required to be delivered pursuant to clauses (i) and (ii) above shall be those of Schuller Group, and such financial statements of Schuller Group shall be delivered within the applicable time periods following the end of the fiscal quarter or fiscal year, as the case may be, of Schuller Group.

          (c) PRESERVATION OF CORPORATE EXISTENCE. Except as permitted pursuant to Section 5.03(o) hereof, the Servicer shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Buyers hereunder or (ii) the ability of the Servicer to perform its obligations under this Agreement or the other Program Documents.

          (d) COMPLIANCE WITH LAWS. The Servicer shall comply in all material respects with all Laws applicable to the Servicer, its business and properties, where the failure to so comply would materially adversely affect (i) the interests of the Buyers hereunder or (ii) the ability of the Servicer to perform its obligations under this Agreement or the other Program Documents.

          (e) BOOKS AND RECORDS. The Servicer shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate Records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records, customer lists (in the manner described in Section 5.01(h) hereof) and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, Records adequate to permit the identification of all Related Security and Collections and adjustments to each existing Receivable).

          (f) FULFILLMENT OF OBLIGATIONS. The Servicer will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement and the other Program Documents and will do nothing to impair the rights, title and interest of the Buyers in and to the Purchased Interest.

          (g) LITIGATION. As soon as possible, and in any event within ten Business Days of the Servicer's knowledge thereof, the Servicer shall give the Agents notice of (i) any litigation, investigation or proceeding against the Servicer which may exist at any time which, in the reasonable judgment of the Servicer, could have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement and any other Program Documents and (ii) any material adverse development in any such previously disclosed litigation.

          (h) TOTAL SYSTEMS FAILURE. In the event that at any time a total systems failure (as defined below) occurs, the Servicer shall promptly notify the Collateral Agent of such total systems failure and shall advise the Collateral Agent of the estimated time required to remedy such total systems failure and of the estimated date on which a Monthly Report can be delivered. If the Servicer is required to provide notice of a total systems failure to the Collateral Agent in accordance with the immediately preceding sentence, until such total systems failure is remedied, the Servicer (i) will furnish to the Collateral Agent such periodic status reports and other information relating to such total systems failure as the Collateral Agent may reasonably request and (ii) will promptly notify the Collateral Agent if the Servicer believes that such total systems failure cannot be remedied by the estimated date and a revised estimate of the date on which a Monthly Report can be delivered. The Servicer shall promptly notify the Collateral Agent when a total systems failure, notice of the occurrence of which was given to the Collateral Agent in accordance with the first sentence of this Section 5.03(h), has been remedied. For purposes of this Section 5.03(h), "TOTAL SYSTEMS FAILURE" shall mean a failure of any computer systems of the Servicer or SFC that contribute to the daily processing of information required by the Program Documents which provide the Servicer with information concerning the Receivables, the Buyers' Purchased Interest therein or the Monthly Reports with respect thereto.

          (i) FURTHER INFORMATION. The Servicer shall furnish or cause to be furnished to the Purchase Parties such other information concerning the Receivables, the Related Security and the Collections as promptly as practicable, and in such form and detail as the Collateral Agent or the Required Buyers may reasonably request.

          (j) ADMINISTRATIVE AND OPERATING PROCEDURES. The Servicer shall maintain administrative and operating procedures that are no less adequate than those in effect on the date hereof to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the

     Credit and Collection Policy in regard to each Receivable and related Contract.

          (k) INSURANCE. The Servicer shall, and shall cause each of its Material Subsidiaries to, keep insured by financially sound and reputable insurers, or through self-insurance, all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

          (l) NO RESCISSIONS OR MODIFICATIONS. The Servicer shall not rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution Adjustment to an Obligor, except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Required Buyers or as otherwise permitted under Section 5.04(c) hereof.

          (m) NO LIENS. The Servicer shall not take or fail to take any action which would cause any of the Receivables or related Contracts, or any inventory or goods the sale of which have given rise to a Receivable, or any Lockbox or Lockbox Account or any right to receive any payments received therein or deposited thereto to be subject to a Lien (including, without limitation, any Lien in favor of the PBGC), other than the Liens created in connection with the transactions contemplated by the Program Documents and other than in connection with any such inventory or goods in a manner which is consistent with the terms of the related Contract.

          (n) CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Servicer shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; PROVIDED, that the Servicer may merge with another Person or sell, lease or otherwise transfer all or substantially all of its assets to another Person if (A) the surviving, resulting or transferee corporation, as the case may be, if other than the Servicer, assumes in writing all the obligations of the Servicer hereunder and (B) immediately after and giving effect to such merger or transfer, as the case may be, no Termination Event or Potential Termination Event shall have occurred and be continuing.

          (o) NO CHANGES. The Servicer shall not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any outstanding Receivable owned by SFC, or make any material change in the Credit and

     Collection Policy without prior written consent of the Required Buyers.

          (p) MAINTENANCE OF SECURITY INTERESTS IN RELATED SECURITY. The Servicer shall, in accordance with its customary servicing procedures, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the Related Security.

          (q) PAYMENTS TO LOCKBOXES. The Servicer shall instruct all Obligors to cause all Collections on account of Receivables to be mailed directly to a Lockbox.

          (r) COMPLIANCE WITH PROGRAM DOCUMENTS. The Servicer will not amend any Program Document without the prior written consent of the Required Buyers.

          5.04.  ADMINISTRATION OF PURCHASED RECEIVABLES.

          (a) SFC shall, or shall cause the Servicer to (in which event the Servicer shall), maintain all records relating to the Purchased Receivables as may be necessary or advisable for the administration, servicing and collection of the Purchased Receivables (including, without limitation, duplicate records and/or system redundancy so as to enable the reconstruction of essential records in the event of any reasonably foreseeable casualty) and all other information necessary to establish or evidence the Buyers' right, title and interest in and to the Purchased Interest, such records and information to be prepared and maintained in a manner and utilizing procedures no less adequate than the manner and procedures in effect on the date hereof. All Purchased Receivables will be identified under one or more computer codes not used for any other accounts receivables or any other accounting items of SFC or any other Person and will be readily identifiable and otherwise segregated from all other accounts receivable and other accounting items of SFC, the Servicer, Schuller and any other Person. Any printout listing the Purchased Receivables will indicate that SFC owns the Purchased Receivables and that the Buyers own the Purchased Interest in the Purchased Receivables.

          (b) The administration, servicing and collection of the Purchased Receivables shall be the responsibility of the Servicer. Until a Servicing Transfer shall have occurred, Schuller will act as Servicer. The Servicer shall, to the fullest extent permitted by law, have the power and authority, on behalf of SFC, to take such actions in respect of any such Receivable as the Servicer may deem advisable and are consistent with the terms of this Agreement. The Servicer agrees to exercise the same degree of skill and care and apply the same standards, policies, procedures and diligence that it applies to the performance of the same functions with respect to its own accounts receivable. The Servicer shall comply with all applicable legal requirements in the performance of its administrative, servicing and collection functions hereunder.

          (c) SFC will at all times observe and perform, or cause to be observed and performed, all obligations and undertakings to the Obligors arising in connection with each Receivable and the related Contract. The Servicer shall endeavor to collect or cause to be collected from the Obligor under each Receivable, as and when due, all amounts payable thereunder in accordance with the Credit and Collection Policy. Neither SFC nor the Servicer shall do anything to modify the terms of any Receivable, except in accordance with the Credit and Collection Policy, if such modification would adversely affect SFC or cause a Termination Event, or otherwise impair the rights of the Buyers in and to the Purchased Interest; PROVIDED that (i) SFC or the Servicer may grant, or permit to be granted, to the Obligor under any Purchased Receivable, any Dilution Adjustment which the Servicer in good faith believes is justified, subject to the provisions of Section 2.09, and (ii) the Servicer may take or permit to be taken such action which is in accordance with the Credit and Collections Policy to collect Purchased Receivables as it may deem advisable, including resale of any repossessed, returned or rejected goods and rescheduling through extension or otherwise of payments due under any Receivable if reasonable business judgment indicates that such rescheduling would enhance collection results. Neither SFC nor the Servicer shall change its business or the Credit and Collection Policy in a manner that would adversely affect SFC or materially impair the collectibility of any Receivables or cause a Termination Event. In the event of a default under any Purchased Receivable, the Servicer shall be entitled to sue thereon in the name of SFC and, if and only if the Collateral Agent, acting upon the instructions of the Required Buyers, consent in writing, as agent of the Buyers. Payments from Obligors shall be applied to Purchased Receivables or portions thereof as specified by the related Obligor, or, in the absence of such specification, in the chronological order in which the Purchased Receivables of such Obligor arose.

          5.05.  PROTECTION OF PURCHASED INTEREST.

          (a) SFC and the Servicer shall, from time to time, do and perform any and all acts and execute any and all documents (including, without limitation any amendment, supplement or continuation of any financing statements under the UCC, the execution of any instrument of transfer, the giving of notice of the Purchased Interest to any Obligor and the making of notations in the records) as may be necessary, or as may be requested by the Collateral Agent, in order to effect the purposes of this Agreement and to protect the Purchased Interest against all Persons whomsoever. To the fullest extent permitted by applicable law, the Collateral Agent shall be permitted to sign and file financing and continuation statements with respect to the Purchased Interest and amendments thereto without SFC's execution thereof.

          (b) SFC and the Servicer agree that, subject to applicable laws, the Collateral Agent shall have the right, prior to the occurrence of a Termination Event if SFC or the Servicer fails to do so within five Business Days following notice from the Collateral Agent, or at any time after the occurrence of a Termination Event, to do all such acts and things as it may deem necessary to protect the interests of the Buyers, including, without limitation, confirmation and verification of the existence, amount and status of the Purchased Receivables and collection, enforcement or resale of the Purchased Receivables, and that SFC and the Servicer shall cooperate fully to give effect to the foregoing.


                                   ARTICLE VI

                       TERMINATION AND SERVICING TRANSFER

          6.01. TERMINATION EVENTS. A "TERMINATION EVENT" shall mean the occurrence and continuance of one or more of the following events or conditions:

          (a) SFC shall fail to remit or fail to cause to be remitted to the Collateral Agent on any day in accordance with the terms hereof any amounts in respect of reductions in the Aggregate Net Investment owing to the Buyers on such day; or

          (b) SFC shall fail to deposit or pay or fail to cause to be deposited or paid in accordance with the terms hereof when due any other amount due (including, without limitation, Yield) hereunder or under any other Program Document and such failure shall remain unremedied for five days; or

          (c) any representation, warranty, certification or statement made or deemed made by SFC, the Servicer or the Seller under this Agreement or any of the other Program Documents or in any agreement, certificate, report, appendix, schedule or document furnished by SFC, the Servicer or the Seller to any Purchase Party pursuant to or in connection with this Agreement or any of the other Program Documents shall prove to have been false or misleading in any respect material to this Agreement or the transactions contemplated hereby as of the time made or deemed made (including by omission of material information necessary to make such representation, warranty, certification or statement not misleading), other than a false or misleading statement or warranty or omission relating to a Receivable as to which payment has been made (or is not required to be made) pursuant to
     Section 2.09(a)
     hereof or which Receivable has been repurchased pursuant to Section 2.02 of the Purchase and Sale Agreement; or

          (d) SFC shall fail to obtain the prior consent of the Required Buyers to any action or provision as to which such consent is required by the terms of this Agreement and such failure shall continue for five Business Days after either (i) any Responsible Officer of SFC or the Servicer becomes aware thereof or (ii) notice thereof to SFC by the Agent Bank or the Collateral Agent; or

          (e) SFC, the Servicer or the Seller shall default or fail in the performance or observance of any other covenant, agreement or duty applicable to it contained herein or in any of the other Program Documents and such default or failure shall continue for ten Business Days after either (i) any Responsible Officer of SFC, the Servicer or the Seller, as the case may be, becomes aware thereof or (ii) notice thereof to such Person by the Administrative Agent or the Collateral Agent; or

          (f)  the occurrence of a Servicer Termination Event; or

          (g) a Lockbox Bank shall default or fail in the performance or observance of any agreement or duty applicable to it in respect of the Lockbox or the Lockbox Account and such default or failure shall continue for five Business Days after notice thereof to such Lockbox Bank unless within such period a substitute Lockbox with another Lockbox Bank is established by SFC, which effectively intercepts and receives all Collections directed to the defaulting Lockbox Bank; or

          (h) there shall be pending any litigation, investigation or proceeding, or any material adverse development in any such litigation shall have occurred, which SFC is required to disclose pursuant to Section 5.01(j) hereof, which in the opinion of the Required Buyers is reasonably likely to materially adversely affect the ability of SFC, the Servicer or the Seller to perform its respective obligations under this Agreement or under any of the other Program Documents; or

          (i) there shall have occurred any event which materially adversely affects the collectibility of a material amount of the Receivables; or

          (j)  an Event of Bankruptcy shall occur with respect to SFC; or

          (k)  an Event of Bankruptcy shall occur with respect to the Seller; or

          (l) the average Loss to Liquidation Ratio shall exceed 0.75% for any three consecutive Settlement Dates; or

          (m) the Delinquency Ratio shall exceed 3.0% on any Settlement Date or the average of the Delinquency Ratios for any three consecutive Settlement Dates shall exceed 2.75%; or

          (n) the Dilution Ratio shall exceed 12.0% on any Settlement Date or the average of the Dilution Ratios for any three consecutive Settlement Dates shall exceed 11.0%; or

          (o) the Default Ratio shall exceed 3.0% on any Settlement Date or the average of the Default Ratios for any three consecutive Settlement Dates shall exceed 2.0%; or

          (p) SFC shall be required to register under the Investment Company Act of 1940, as amended, as an "investment company" (as defined in such Act); or

          (q) (i) SFC or the Seller or any other Material Subsidiary of Schuller shall fail to make any payment of principal or interest on any Debt (other than pursuant to the Program Documents) when due, or the maturity of such Debt of SFC or the Seller or any other Material Subsidiary of Schuller shall be accelerated or any prepayment in respect thereof shall be required (not including any prepayment required due to a reduction in borrowing base, sale of assets, an issuance of debt or equity or change of control or otherwise, in each case, not in the nature of a default), or any event or condition shall occur which enables, or which, with the giving of notice or the passage of time or both, would enable, the holder of any such Debt of SFC or the Seller or any other Material Subsidiary of Schuller, or any Person acting on any such holder's behalf, to accelerate the maturity or require the prepayment of any such Debt (not including any prepayment required due to a reduction in borrowing base, sale of assets, an issuance of debt or equity or change of control or otherwise, in each case, not in the nature of a default), and (ii) such Debt, either singly or when aggregated with all other such Debt in respect of which SFC or the Seller or any other Material Subsidiary of Schuller shall have failed to make payment, or in respect of which such acceleration or prepayment requirement shall have occurred, or in respect of which such event or condition shall have occurred, exceeds $50,000,000; or

          (r) Collections during any five Business Day period shall be insufficient to permit SFC to pay or set aside the accrued and unpaid Yield for such period; or

          (s) Schuller shall cease to own directly or indirectly 100% of the capital stock of SFC or the survivor of a permitted merger pursuant to
     Section 6.02(d) hereof; or

          (t) the Adjusted Buyers' Interest shall at any time exceed 100% for more than two consecutive Business Days; or

          (u) the stockholder's equity of SFC shall be less than $14,000,000 (or if 13% of the aggregate Outstanding Balance of the Purchased Receivables is greater, such greater amount) and such deficiency shall continue for two Business Days.


          6.02.  CONSEQUENCES OF A TERMINATION EVENT.

          (a) If a Termination Event shall occur and be continuing, Buyers having more than 50% of the Commitments may, by directing the Administrative Agent to deliver notice to such effect to SFC and Schuller, terminate the Commitments; PROVIDED that (i) in the case of an Event of Bankruptcy with respect to SFC or Schuller or in the case of a Termination Event under Section 6.01(p) or (ii) if a Termination Event occurs under Section 6.01(t) and such Termination Event under Section 6.01(t) is not both cured, such that Adjusted Buyers' Interest no longer exceeds 100%, and expressly waived in writing by the Required Buyers within 15 days of (and including) the Business Day on which Adjusted Buyers' Interest first exceeded 100%, the Commitments hereunder shall be automatically terminated without any action on the part of the Agents or the Buyers. The Administrative Agent shall give S&P prompt notice of the occurrence of any Termination Event of which it has knowledge; PROVIDED, HOWEVER, that failure to give such notice shall not affect the rights of the Agents or the Buyers with respect to such Termination Event.

          (b)  If a Termination Event shall have occurred and be continuing,
(i) the Collateral Agent shall be entitled to notify the Obligors of Purchased Receivables to make payments directly to the Collateral Agent of amounts due thereunder; (ii) the Collateral Agent (or its designee) shall be permitted to open and inspect mail received by SFC or the Servicer or Schuller which the Collateral Agent reasonably believes may relate to the Purchased Receivables, and to remove therefrom any and all Collections and correspondence from Obligors in respect of Purchased Receivables (and SFC shall cause Schuller to agree to the foregoing); and (iii) the Collateral Agent may deliver the Lockbox Transfer Letters to any of the Lockbox Banks or the Collection Account Bank and SFC shall fully cooperate with the Collateral Agent so as to give effect to such Lockbox Transfer Letters; PROVIDED that, notwithstanding the foregoing, Collections shall in any event be allocated in accordance with Sections 2.05 and 2.06.

          Notwithstanding any provision of this Agreement to the contrary, the Collateral Agent shall not sell any Purchased Receivables or instruct the Servicer to sell any Purchased Receivables at less than the Purchase Price thereof (minus any Collections with respect to such Purchased Receivables previously received pursuant to Section 2.04 hereof) without the prior consent of each of the Buyers.

          6.03. SERVICING TRANSFER. The Required Buyers and the Collateral Agent may, at any time following the occurrence and continuance of a Termination Event, by directing the Administrative Agent to deliver notice to such effect to SFC and the Servicer, terminate the services of the then Servicer under the Program Documents and transfer (a "SERVICING TRANSFER") the servicing of the Purchased Receivables to the Collateral Agent or affiliated or unaffiliated contractors engaged by the Collateral Agent to act as Servicer. The Collateral Agent agrees that if no other Servicer is engaged it will immediately assume the duties as Servicer hereunder. Such Servicing Transfer shall be effective immediately if a Termination Event is then in existence but shall otherwise be effective 30 days after delivery of the notice thereof. Notwithstanding the Servicing Transfer, pending the commencement of the servicing of the Purchased Receivables by the successor Servicer, the terminated Servicer shall continue to be obligated to service the Receivables pursuant hereto. The terminated Servicer, after receiving a notice of a Servicing Transfer shall, at its expense, deliver to the Collateral Agent or the successor Servicer, as and when directed by the Collateral Agent, (i) a schedule of the Purchased Receivables indicating, as to each Purchased Receivable, information as to the related Obligor and the Outstanding Balance and (ii) all records relating to such Purchased Receivables.


                                   ARTICLE VII

                                   THE AGENTS

          7.01. APPOINTMENT AND AUTHORIZATION. Each Buyer irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to each Agent by the terms hereof, together with all such powers as are reasonably incidental thereto. Each Buyer hereby irrevocably grants each Agent or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, at any time and from time to time, to take in the name of such Buyer all actions with respect to any Purchased Receivable which such Agent may deem necessary or advisable to realize upon the Purchased Interest in any Receivable.

          7.02. AGENT AND AFFILIATES. Each of Morgan Guaranty and J.P. Morgan Delaware shall have the same rights and powers under this Agreement as any other Buyer and may exercise or refrain from exercising the same as though they were not the Agents, and each of Morgan Guaranty and J.P. Morgan Delaware and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with SFC or any Affiliate of SFC as if they were not Agents hereunder.

          7.03. ACTION BY AGENTS. The respective obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Termination Event, except as expressly provided in
Article VI.

          7.04. CONSULTATION WITH EXPERTS. The Agents may consult with legal counsel (who may be counsel for SFC or any Affiliates thereof), independent public accountants and other experts selected by the Agents, and the Agents shall not be liable for any action taken or omitted to be taken by the Agents in good faith in accordance with the advice of such counsel, accountants or experts.

          7.05. LIABILITY OF AGENTS. Neither Agent nor any of its respective directors, officers, agents, affiliates or employees shall be liable for any action taken nor not taken by it in connection herewith (i) with the consent or at the request of the Required Buyers or (ii) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its respective directors, officers, agents, affiliates or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Program Documents or any Purchase hereunder; (ii) the performance or observance of any of the covenants or agreements of SFC or the Servicer or Schuller; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of the Program Documents or any other instrument or writing furnished in connection therewith. Neither Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          7.06. INDEMNIFICATION. Each Buyer shall, ratably in accordance with its Commitment, indemnify each Agent (to the extent not reimbursed by SFC) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Agent's gross negligence or willful misconduct) that such Agent may suffer or incur in connection with the Program Documents or any action taken or omitted by such Agent thereunder.

          7.07. PURCHASE DECISION. Each Buyer acknowledges that it has, independently and without reliance upon the Agents or any other Buyer, and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Buyer also acknowledges that it will independently and without reliance upon the Agents or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          7.08. SUCCESSOR AGENT. Each Agent may resign at any time by giving notice thereof to the Buyers, SFC and the Servicer. Upon any such resignation, the Required Buyers shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Buyers, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Buyers, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as the Agent hereunder by a successor Agent (and not before), such successor Agent shall thereupon succeed to and become vested with all the rights and duties of such retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent's resignation hereunder, the provisions of this Article shall inure to the retiring Agent's benefit as to any actions taken or omitted to be taken by it while it was an Agent. Notwithstanding any provision of this
Section 7.08 to the contrary, no Agent shall resign until a successor Agent has accepted its appointment as Agent hereunder.

          7.09. DIRECTION BY REQUIRED BUYERS. As to remedies hereunder with respect to the Receivables or the Purchase and Sale Agreement or other specific rights hereunder that the Collateral Agent has with respect to the Receivables or the Purchase and Sale Agreement, the Collateral Agent shall exercise such remedies and rights if and as requested by the Required Buyers; PROVIDED that it shall not be so required to act (x) if upon advice of counsel it concludes that any such action creates potential liability on its part or constitutes a violation of law or (y) it shall not be indemnified to its satisfaction by the Buyers in advance in respect of its costs and expenses in connection therewith.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.01. EXPENSES. As among SFC, the Administrative Agent, the Collateral Agent and the Buyers, SFC's duties and agreements hereunder shall be performed by it at its sole cost and expense. SFC shall pay (i) the reasonable fees, expenses and disbursements of special counsel to the Purchase Parties in connection with the negotiation, preparation, execution and administration of this Agreement, the other Program Documents and the making of Purchases hereunder, and any amendments and waivers hereto or thereto; (ii) all reasonable internal or external costs and expenses of every type and nature (including, without limitation, the fees, expenses and disbursements of attorneys, legal assistants, auditors, accountants and agents) incurred by the Administrative Agent and the Collateral Agent (including allocated costs of internal counsel) in connection with its investigation of SFC and Schuller and the negotiation, preparation and execution of this Agreement, the other Program Documents and the making of Purchases hereunder and the creation, perfection, protection or satisfaction of the Lien created by this Agreement and the search for other liens (including, without limitation, fees and expenses for lien searches, local counsel in various jurisdictions, insurance fees, filing and recording fees, taxes, duplication costs and corporate search fees); and (iii) if an actual or alleged Termination Event or Potential Termination Event occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Buyers, including reasonable fees and disbursements of counsel (including allocated costs of internal counsel) (A) in connection with such actual or alleged Termination Event or Potential Termination Event and collection and other enforcement proceedings resulting therefrom, (B) in connection with any restructuring of the arrangements provided under this Agreement in the nature of a "work-out" or in connection with any insolvency or bankruptcy proceeding with respect to SFC, Schuller or the Servicer, (C) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding related to the Program Documents, any Receivable or the purchase by the Buyers of the Receivables pursuant to the Program Documents; (D) in taking any other action in or with respect to any suit or proceeding (in bankruptcy or otherwise), or (E) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Receivables, the Collections, the Contracts or the Related Security.

          8.02.  INDEMNITY FOR TAXES, RESERVES AND EXPENSES.

          (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body issued after the date hereof (in the case of any bank regulatory guideline, whether or not having the force of Law):

          (i) shall subject any Purchase Party or any permitted assigns (collectively, the "INDEMNIFIED PARTIES") to any tax, duty or other charge with respect to the Program Documents, the Purchased Interest, the Receivables or payments of amounts due thereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of the Program Documents, the Purchased Interest, the Receivables or payments of amounts due thereunder or its obligation to advance funds in respect of the Program Documents, the Purchased Interest or the Receivables (except for any tax imposed on the overall net income of such Indemnified Party by the jurisdiction in which such Indemnified Party's principal office or booking office for this Agreement is located); or

         (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any Fixed CD Rate Yield Accrual Period any amount reflecting such requirement included in the applicable Domestic Reserve Percentage and (B) with respect to any Euro-Dollar Rate Yield Accrual Period, any amount reflecting such requirement included in the applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Program Documents, the Purchased Interest, the Receivables or payments of amounts due thereunder or its obligation to advance funds in respect of the Program Documents, the Purchased Interest or the Receivables; or

        (iii) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to the Program Documents, the Purchased Interest, the Receivables or payments of amounts due thereunder or its obligation to advance funds in respect of the Program Documents, the Purchased Interest or the Receivables;

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to the Program Documents, the Purchased Interest, the Receivables, the obligations thereunder or the funding of any Purchases thereunder, by an amount reasonably deemed by such Indemnified Party to be material, then, within 15 days after demand by a Purchase Party (with a copy to the Collateral Agent), SFC shall pay to such Purchase Party such additional amount or amounts as will compensate such Indemnified Party for such increased cost.

          (b) If any Indemnified Party shall have determined that, after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party's obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within 15 days after demand by a Purchase Party (with a copy to the Collateral Agent), SFC shall pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

         (c) Each Purchase Party will promptly notify SFC of any event of which it has knowledge, occurring after the Closing Date, which will entitle it to compensation pursuant to this Section 8.02. A notice by any Purchase Party claiming compensation under this Section 8.02 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, the computation of such amount or amounts and a description of the circumstances giving rise to such claim for compensation shall be conclusive in the absence of manifest error. In determining such amount, such Purchase Party may use any reasonable averaging and attributing methods.

         8.03.  INDEMNITY.

          (a) SFC agrees to indemnify, defend and save harmless each Purchase Party and each of their respective directors, officers, affiliates, shareholders, employees, agents and each legal entity, if any, who controls any such Person, other than for the indemnitee's own gross negligence or willful misconduct, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) which any Purchase Party may incur or which may be asserted against any Purchase Party by any Person (including, without limitation, any Obligor or any other Person whether on its own behalf or derivatively on behalf of SFC) arising from or incurred in connection with (i) any breach of a representation, warranty or covenant by SFC or the Servicer made or deemed made hereunder or in connection herewith or the transactions contemplated herewith, (ii) any action taken or, if SFC or the Servicer is otherwise obligated to take action, failed to be taken, by SFC or the Servicer, as the case may be, with respect to the Purchased Interest or any of their respective obligations hereunder, including, without limitation, SFC's or Servicer's failure to comply with an applicable Law or regulation, (iii) any failure to vest and maintain vested in the Buyers an undivided ownership interest in the Receivables included in the Purchased Interest, free and clear of any Lien or other adverse claim, whether existing at the time of Purchase of such Receivables or at any time thereafter, (iv) any products liability claim arising out of or relating to the Purchased Interest in the Receivables or the related Contracts, (v) any failure to pay when due any taxes required to be paid by SFC hereunder, including without limitation any sales tax, excise tax or other similar tax or charge payable in connection with the Receivables and their creation or satisfaction, or (vi) any dispute, suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order (including any such suit, action, claim or proceeding alleging a violation of any Federal or state securities laws, on tort, on contract or otherwise), before any Official Body which arises out of or relates to the Program Documents, the Purchased Interest in the Receivables or related Contracts, or the use of the proceeds of the sale of the Purchased Interest in the Receivables pursuant hereto. To the extent practicable, each Purchase Party shall give SFC prior notice of the incurrence of any costs or expenses described in this Section 8.03; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the obligation of SFC to pay to such Purchase Party the amount or amounts due pursuant to this Section 8.03 with respect to such costs or expenses.

          (b) Promptly upon receipt by any indemnified party under this Section
8.03 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such indemnified party, such indemnified party shall, if a claim in respect thereof is to be made against SFC hereunder, notify SFC in writing of the commencement thereof. SFC may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of SFC and the indemnified party. The approval of SFC or any indemnified party, as the case may be, will not be unreasonably withheld or delayed. After notice from SFC to the indemnified party of its intention to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and so long as SFC so assumes the defense thereof in a manner reasonably satisfactory to such indemnified party, SFC shall not be liable for any legal expenses of counsel for the indemnified party unless there shall be a conflict between the interests of SFC and the indemnified party.

         8.04. HOLIDAYS. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due the next succeeding Business Day.

         8.05. RECORDS. All amounts calculated or due hereunder shall be determined from the records of the

Administrative Agent or the Collateral Agent, as appropriate, which determinations shall be conclusive absent manifest error.

         8.06. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by SFC, the Servicer and the Required Buyers (and, if the rights or duties of the Administrative Agent or the Collateral Agent are affected thereby, by the Administrative Agent or the Collateral Agent, as the case may be); PROVIDED that no such amendment or waiver shall, unless signed by each affected Buyer, (i) increase the Commitment of any Buyer or subject any Buyer to any additional obligation (other than as provided in Section 2.14 hereof), (ii) reduce the Aggregate Net Investment or the Yield Rate applicable to any Tranche or any Commitment Fees, (iii) extend the Expiration Date other than as provided in Section 2.14 hereof, (iv) reduce the Reserves or the ratios for determining Reserves, (including the definitions used therein), (v) change the percentage of the Commitments, or the number of Buyers, which shall be required for the Buyers or any of them to take any action under this Section or any other provision of this Agreement, (vi) consent to or permit the assignment or transfer of any rights in the Program Documents or in the security interest or ownership interest in the Receivables (together with Related Security, Collections and other Proceeds with respect thereto) granted to the Collateral Agent for the benefit of the Buyers in any manner other than in accordance with the Program Documents or (vii) change the provisions of Sections 2.05 or 2.06 hereof.

         8.07. TERM OF AGREEMENT. This Agreement shall terminate on the Final Payment Date; PROVIDED, HOWEVER, that (i) the rights and remedies of the Purchase Parties with respect to any representation and warranty made or deemed to be made by SFC pursuant to this Agreement, (ii) the indemnification and payment provisions set forth in Sections 7.06, 8.01, 8.02 and 8.03 hereof, (iii) the agreement set forth in Section 8.19 hereof and (iv) the provisions set forth in Section 8.23 hereof shall be continuing and shall survive any termination of this Agreement.

         8.08. NO IMPLIED WAIVER CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Buyers in exercising any right, power or privilege under the Program Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Buyers under the Program Documents are cumulative and not exclusive of any rights or remedies which the Buyers would otherwise have.

         8.09. NO DISCHARGE. The obligations of SFC under the Program Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Program Documents or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by any Purchase Party of any balance of any deposit account or credit on its books in favor of SFC or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of SFC as a matter of Law.

         8.10. NOTICES. All notices under Section 6.02 hereof shall be given to SFC by telephone or facsimile, confirmed by first-class mail, first-class express mail or courier, in all cases with charges prepaid. All other notices, requests, demands, directions and other communications (collectively "NOTICES") under the provisions of this Agreement shall be in writing (including telexed or facsimile communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, or by telex or facsimile with confirmation in writing mailed first-class mail, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the office stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto and all notices to S&P shall be sent to Standard & Poor's Corporation, 26 Broadway, 15th Floor, New York, New York 10004, Attention: Asset-Backed Surveillance Group; Fax: (212) 412-0225 or in accordance with the most recent address delivered by S&P to the Agents and SFC.

         8.11. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         8.12.  GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT
SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SFC hereby submits to the nonexclusive jurisdiction of the courts of the State of New York and the courts of the United States located in the State of New York for the purpose of adjudicating any claim or controversy arising in connection with any of the Program Documents or any of the transactions contemplated thereby, and for such purpose, to the extent it may lawfully do so, waives any objection which it may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect thereto. Nothing in this Section 8.12 shall affect the right of any Purchase Party to bring any action or proceeding against SFC or its property in the courts of other jurisdictions.

         8.13. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

         8.14. PRIOR UNDERSTANDINGS. This Agreement and the other Program Documents set forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

         8.15. SURVIVAL. All representations and warranties of SFC contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by any Purchase Party, the purchase, repurchase or payment of any Purchased Interest in any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 8.06 hereof). The covenants and agreements contained in or given pursuant to this Agreement (including, without limitation, those contained in Article V hereof) shall continue in full force and effect until the Final Payment Date.

         8.16. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         8.17. SHARING OF SET-OFFS. Each Buyer agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of any amounts owing by SFC hereunder which is greater than the proportion received by any other Buyer in respect of the aggregate amount due to it pursuant to this Agreement, the Buyer receiving such proportionately greater payment shall purchase such participations in the Purchased Interest held by the other Buyers, and such other adjustments shall be made, as may be required so that all such payments by SFC hereunder, shall be shared by all of the Buyers pro rata; PROVIDED that nothing in this Section shall impair the right of any Buyers to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of SFC other than its indebtedness under this Agreement. SFC agrees, to the fullest extent it may effectively do so under Law, that any holder of a participation in the Purchased Interest, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off and counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of SFC in the amount of such participation.

         8.18.  SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that SFC may not assign or otherwise transfer any of its rights under this Agreement.

         (b) No assignee, participant or other transferee of any Buyer's rights shall be entitled to receive any greater payment under Section 8.02 hereof than such Buyer would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with SFC's prior written consent, or (ii) at a time when the circumstances giving rise to such greater payment did not exist.

         (c) It is expressly agreed that, in connection with any assignment, participation or other transfer of a Buyer's rights and/or obligations hereunder, such Buyer may provide information pertaining to SFC or Schuller to the potential assignee, participant or other transferee as such Buyer deems appropriate subject to the provisions of Section 8.23 with the prior consent of SFC or Schuller (which consent shall not be unreasonably withheld).

         (d) Any Buyer may assign any part of its Commitment hereunder in an amount equal to or greater than $5,000,000 with the prior written consent of SFC (which consent of SFC will not be unreasonably withheld); PROVIDED, HOWEVER, that nothing contained herein shall prohibit any Buyer from selling participations in its portion of any Tranche hereunder.

         (e) In no event shall a Buyer that sells a participation hereunder agree with the purchaser of such participation to take or refrain from taking any action hereunder or under any of the other Program Documents, except that such Buyer may agree with the purchaser of a participation that it will not, without the consent of such purchaser, agree to (i) reduce the Aggregate Net Investment or Yield Rate applicable to a Tranche in which such purchaser has an interest or any Commitment Fees), (ii) extend the Expiration Date other than as provided in Section 2.14 hereof or (iii) consent to or permit the assignment or transfer of any rights in the Program Documents or in the security interest or ownership interest in the Receivables (together with Related Security, Collections and other Proceeds with respect thereto) granted to the Collateral Agent for the benefit of the Buyers in any manner other than in accordance with the Program Documents.

         8.19. PAYMENTS SET ASIDE. To the extent that SFC or any Obligor makes a payment to any Buyer or any Buyer exercises its rights of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to SFC, such Obligor, a trustee, a receiver or any other Person under any Law, including, without limitation, any bankruptcy law, any state or federal law, common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 8.19 shall survive the termination of this Agreement.

         8.20. FINANCIAL ACCOMMODATION. The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to SFC within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (11 U.S.C. Section 362(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).

         8.21. NO BANKRUPTCY PETITION AGAINST SFC. Each Purchase Party, including without limitation each assignee of any Purchase Party, severally and not jointly, hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all obligations owing by SFC to any Purchase Party pursuant to the Program Documents, it will not institute against, or join any other Person in instituting against, SFC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States.

         8.22. TAX FORMS. Each Buyer (other than Buyers organized under the laws of the United States or any state thereof) agrees to promptly provide SFC and the Collateral Agent with (A) appropriate executed copies of Internal Revenue Service Form 4224 (or alternatively, Internal Revenue Service Form 1001, but only if the applicable treaty described in such Form provides for a complete exemption from federal income tax withholdings), or any successor forms, (i) on or promptly after the date hereof (or, if later, the date on which it becomes a Buyer hereunder pursuant to Section 8.18(d) hereof), and (ii) upon the occurrence of any event that would require the amendment or resubmission of any such Form previously provided hereunder and (B) such other forms or information in connection therewith reasonably requested by SFC or the Collateral Agent.

         8.23.  CONFIDENTIALITY.

          (a) Each Purchase Party agrees to keep confidential and not to disclose (and to cause its officers, directors, employees, agents and representatives to keep confidential and not to disclose any Information (as defined below)), except that such Purchase Party shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents, representatives, counsel and auditors as need to know such Information in connection with the servicing and protection of its interests in respect of its portion of the Purchased Interest, the Program Documents and the transactions contemplated thereby; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process or requested by any bank regulatory authority, provided that such Purchase Party shall use reasonable efforts to promptly notify SFC of such disclosure; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Purchase Party on a non-confidential basis from a source other than SFC or its Affiliates or the Buyers' Agents or (C) was available to such Purchase Party on a non-confidential basis prior to its disclosure to such Purchase Party by SFC or its Affiliates or the Buyers' Agents; (iv) to any other Purchase Party; or (v) to the extent SFC shall have consented to such disclosure in writing; PROVIDED that any Purchase Party may provide Information to a potential assignee or participant of any of such Purchase Party's rights or obligations hereunder if such potential assignee or participant executes an agreement containing the provisions of this Section 8.23. As used in this Section 8.23, "Information" shall mean any materials, documents and information which SFC or any of its Affiliates may have furnished or may hereafter furnish to the Buyers' Agents or any Purchase Party in connection with this Agreement which is identified as being confidential at the time such material, documents or information is delivered to the Buyers' Agent or any Purchase Party.

         (b) Each Purchase Party agrees that, except (i) to the extent the conditions referred to in subclauses (A), (B) or (C) of clause (iii) of paragraph (a) above have been met, it will use the Information only in connection with the servicing and protection of its interests in respect of its portion of the Purchased Interest and Commitment, the Program Documents and the transactions contemplated thereby; and (ii) it will not use the Information in connection with any other matter or in a manner prohibited by any law, including, without limitation, the securities laws of the United States.

         (c) Each transferee, assignee or participant of a Purchase Party shall be deemed by accepting any assignment or participation hereunder, to have agreed to be bound by this Section 8.23.

         (d)  The obligations of each of the Purchase Parties under this
Section 8.23 shall terminate one year after the Final Payment Date.

         8.24. AMOUNTS AVAILABLE FOR EXPENSES, TAXES, RESERVES AND INDEMNITY. Notwithstanding any provision of Section 8.01, 8.02 or 8.03 to the contrary, and except as provided in Section 7.01(a)(vii) of the Purchase and Sale Agreement, any payments made by SFC pursuant to such Sections shall only be made from Excess Amounts, and any debt of SFC arising under such Sections shall not constitute a claim against SFC to the extent that Excess Amounts are insufficient to pay such debt.

         8.25. NOTICES TO STANDARD & POOR'S. Notices of all amendments to the Program Documents shall be provided by SFC to S&P.

         IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.


                                       SCHULLER FUNDING CORPORATION




                                       By: /s/ C.V. Draper
                                           ----------------------------
                                           Name: C.V. Draper
                                           Title: President

Address for Notices:                   Mail Stop 5-07
                                       717 17th Street - 80202
                                       P.O. Box 5108
                                       Denver, CO  80217-5108
                                       Telephone:  (303) 978-2662
                                       Fax:  (303) 978-3103
                                       Attention:  Treasurer

Address for Funds Transfer:            Mellon Bank, N.A.
                                       Pittsburgh, PA
                                       Account No.:  1895985
                                       ABA No.: 043000261
                                       Account Title: Schuller Funding
                                            Corporation Master Account



                                       SCHULLER INTERNATIONAL, INC.



                                       By: /s/ C.V. Draper
                                           ----------------------------
                                           Name: C.V. Draper
                                           Title:  VP: Treasurer

Address for Notices:                   Mail Stop 5-07
                                       717 17th Street - 80202
                                       P.O. Box 5108
                                       Denver, CO  80217-5108
                                       Telephone: (303) 978-2114
                                       Fax:  (303) 978-3103
                                       Attention: Treasurer

Address for Funds Transfer:            Mellon Bank, N.A.
                                       Pittsburgh, PA
                                       Account No.:  1990472
                                       ABA No.: 043000261
                                       Account Title: Schuller
                                            International, Inc.
                                            Master Account

                                       BUYERS:

Commitment:  $10,000,000               MORGAN GUARANTY TRUST COMPANY
                                         OF NEW YORK



                                       By:/s/ John M. Mikolay
                                          -----------------------------
                                          Name: JOHN M. MIKOLAY
                                          Title: VICE PRESIDENT

Addresses for Notices:                 60 Wall Street
                                       New York, NY 10260-0060
                                       Telex Number:  177615 MGT UT or
                                            620106 MGT UW
                                       Telephone:  (212) 648-7638
                                       Fax:  (212) 648-5014
                                       Attention:  David T. Ellis
                                                 Vice President

Address for Funds Transfer:            Morgan Guaranty Trust Company of
                                         New York
                                       Account No.: 999-99-090
                                       ABA No.: 021-000-238
                                       Morgan Guaranty Trust Company of
                                         New York
                                       60 Wall Street
                                       New York, New York 10260-0060

Commitment:  $10,000,000               J.P. MORGAN DELAWARE



                                       By:/s/ Robert J. Henchey
                                          -----------------------------
                                          Name: Robert J. Henchey
                                          Title: Vice President

Address for Notices:                   902 Market Street
                                       Wilmington, Delaware 19801
                                       Telephone: (302) 651-2402
                                       Fax: (302) 652-7416
                                       Attention:  Robert J. Henchey
                                                   Vice President


Address for Funds Transfer:            Morgan Guaranty Trust Company of
                                         New York
                                       Account No.: 00139968
                                       ABA No.: 021-000-238
                                       60 Wall Street
                                       New York, New York 10260-00600

Commitment:  $20,000,000               THE BOATMEN'S NATIONAL BANK OF
                                         ST. LOUIS



                                       By:/s/ Joseph L. Sooter, Jr.
                                          -----------------------------
                                          Name: Joseph L. Sooter, Jr.
                                          Title: Vice President

Address for Notices:                   P.O. Box 0236
                                       St. Louis, MO 63166-0236
                                       Telephone: (314) 466-6112
                                       Fax: (314) 466-6499
                                       Attention:  Joseph L. Sooter, Jr.

Address for Funds Transfer:            Account No. 101409997409
                                       ABA No.: 081000032
                                       One Boatmen's Plaza
                                       800 Market Street
                                       St. Louis, MO 63166-0236

Commitment:  $20,000,000               CONTINENTAL BANK



                                       By:/s/ Deborah L. Chiuminte
                                          -----------------------------
                                          Name: Deborah L. Chiuminte
                                          Title: Managing Director

Address for Notices:                   231 South LaSalle Street
                                       Chicago, IL 60697
                                       Telephone: (312) 828-7631
                                       Fax: (312) 828-7855
                                       Attention:  Allisen Wolever

Address for Funds Transfer:            231 South LaSalle Street
                                       Chicago, IL 60697
                                       Account No.: 6560737
                                       ABA No.: 071000037

Commitment:  $20,000,000               MELLON BANK, N.A.




                                       By:/s/ Blake A. McKim
                                          -----------------------------
                                          Name:  Blake A. McKim
                                          Title: Vice President


Address for Notices:                   3 Mellon Bank Center
                                       Workroom 2303
                                       Pittsburgh, PA 15239
                                       Telephone: (412) 234-3699
                                       Fax: (412) 234-5049
                                       Attention:  Florence Lindsay

Address for Funds Transfer:            Credit Loan Administration
                                       3 Mellon Bank Center
                                       Workroom 2303
                                       Pittsburgh, PA 15239
                                       Account No.: 990873800
                                       ABA No.: 043000261
                                       Reference: Schuller Funding
                                            Corporation

Commitment:  $20,000,000               NBD BANK, N.A.




                                       By:/s/ Curtis A. Price
                                          -----------------------------
                                          Name: Curtis A. Price
                                          Title: Vice President

Address for Notices:                   National Banking Division - West
                                       611 Woodward Avenue
                                       Detroit, Michigan 48226
                                       Telephone:  (313) 225-1465
                                       Fax:  (313) 225-1586
                                       Attention:  J. Greg Mickens



Address for Funds Transfer:            National Banking Division - West
                                       611 Woodward Avenue
                                       Detroit, Michigan  48226
                                       Account No.:  1804517
                                       ABA No.:  072000326
                                       Reference:  Schuller International,
                                                     Inc.



TOTAL COMMITMENTS: $100,000,000

                                      Schedule I


                                   QUALIFIED BANKS


J.P. Morgan Delaware
Morgan Guaranty Trust Company of New York
The Boatmen's National Bank of St. Louis
Continental Bank
Mellon Bank, N.A.
NBD Bank, N.A.


                       COLLECTION ACCOUNT INFORMATION

Collection Account Bank                Account Number
- -----------------------                --------------

Mellon Bank, N.A.                      Concentration Account #108-9537
Three Mellon Bank Center
Pittsburgh, PA 15259

Mellon Bank, N.A.                      Trust Account #102-68A
Three Mellon Bank Center
Pittsburgh, PA 15259




                        LOCKBOX ACCOUNT INFORMATION

                             Lockbox Account
   Lockbox Bank                  Number          Lockbox Address
   ------------              ---------------     ---------------

Bank of America              12339-13242         File No. 52530
555 California Street                            Los Angeles, CA 90074-2530
San Francisco, CA 94104

Boatmen's National Bank      0101209340          P.O. Box 500567
One Boatmen's Plaza                              St. Louis, MO 63150-0597
800 Market Street, Box 236
St. Louis, MO 63101

Continental Bank             75-69572            P.O. Box 91513
231 S. LaSalle Street                            Chicago, IL 60693
Chicago, IL 60697

Mellon Bank, N.A.            156-3921            P.O. Box 360881-M
Three Mellon Bank Center                         Pittsburgh, PA 15251
Pittsburgh, PA 15259

                                                                       EXHIBIT A



                                 BUYER'S CERTIFICATE

$[                ]

New York, New York                                               August   , 1994
                                                                       ---

          This certificate represents the rights of [each Buyer], as a Buyer ("Buyer") under the Amended and Restated Receivables Purchase Agreement dated as of August 15, 1994, among Schuller Funding Corporation, Schuller International, Inc., the financial institutions party thereto, as Buyers, Morgan Guaranty Trust Company of New York, as Administrative Agent, and J.P. Morgan Delaware, as Structuring and Collateral Agent (as amended from time to time, the "Receivables Purchase Agreement") to receive timely payment of Yield and ultimate payment of amounts in respect of Aggregate Net Investment pursuant to Sections 2.05(a)(1) and 2.06(a)(i) and (vi) of the Receivables Purchase Agreement. The rights of the Buyer hereunder are not transferable except in accordance with the provisions of the Receivables Purchase Agreement.

                                        SCHULLER FUNDING CORPORATION



                                        By:
                                           ----------------------------
                                           Name:
                                           Title: